UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MBIA Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MBIA Inc.	Joseph W. Brown
113 King Street	Executive Chairman
Armonk, NY 10504	Gary C. Dunton
914-273-4545	President & Chief Executive Officer

March 23, 2007

Dear Owners:

We are pleased to invite you to the annual meeting of MBIA shareholders on Thursday, May 3, 2007. The meeting will be held at our office located at 113 King Street, Armonk, New York, at 10:00 a.m.

Our formal agenda for this year’s meeting is to vote on the election of Directors and to ratify the selection of independent auditors for 2007. After the formal agenda is completed, Gary Dunton will report to you the highlights of 2006 and discuss the outlook for our business in 2007. We will also answer any questions you may have.

Whether or not you plan to attend the meeting, your vote on these matters is important to us. Please complete, sign and return the enclosed proxy card in the envelope provided. Alternatively, you can vote your proxy by telephone or through the Internet by following the instructions on the enclosed proxy card.

We appreciate your continued support on these matters and look forward to seeing you at the meeting.

Very truly yours,

Joseph W. Brown	Gary C. Dunton
Chairman	Chief Executive Officer

MBIA INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We will hold the annual meeting of MBIA Inc. (“MBIA” or the “Company”) shareholders at the Company’s offices located at 113 King Street, Armonk, New York, on Thursday, May 3, 2007 at 10:00 a.m. EST in order:

1.	To elect ten directors for a term of one year, expiring at the 2008 Annual Meeting;

2.	To ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 2007; and

3.	To transact any other business as may properly come before the meeting.

These items are more fully described in the following pages. You may vote your shares either in person at the meeting or by mailing the completed proxy card, provided you were a shareholder of record at the close of business on March 9, 2007. You may also vote your shares if you were a shareholder of record at the close of business on March 9, 2007 by telephone or through the Internet by following the instructions on the enclosed proxy card.

Shareholders are reminded that shares cannot be voted unless the signed proxy card is returned, or other arrangements have been made to have the shares represented at the meeting, or unless they vote their shares by telephone or Internet as described on the proxy card.

Sincerely,

Ram D. Wertheim
Secretary

113 King Street

Armonk, New York 10504

March 23, 2007

MBIA INC.

PROXY STATEMENT

Purpose of the Proxy. This proxy statement and the enclosed proxy card are being mailed to you on or about March 30, 2007 because MBIA’s Board of Directors is soliciting your vote at the 2007 annual meeting of shareholders. MBIA’s 2006 Annual Report is included in this package as well, and together this material should give you enough information to allow you to make an informed vote.

How it Works. If you owned MBIA stock at the close of business on March 9, 2007, you are entitled to vote. On that date, there were 133,668,948 shares of MBIA common stock (which is our only class of voting stock) outstanding. You have one vote for each share of MBIA common stock you own.

Please fill in your proxy card and send it to us before the date of our annual meeting or vote by telephone or over the Internet. If you do not specify how your proxy is to be voted, it will be voted as recommended by the Board of Directors. You can revoke your proxy at any time before the annual meeting if, for example, you would like to vote in person at the meeting.

If you abstain from voting, or if your shares are held in the name of your broker and your broker does not vote on any of the proposals, your proxy will be counted simply to calculate the number of shares represented at the meeting. It will not be counted as a vote on any proposal.

Voting by Telephone or via the Internet. The Company has arranged to allow you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card accompanying this proxy statement for specific instructions on how to cast your vote by any of these methods.

In order to vote your shares by telephone or via the Internet, your vote must be received by 11:59 p.m. EST on May 2, 2007. Submitting your vote by telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. If you decide to vote your shares via the Internet, there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that you will have to bear.

Miscellaneous. The cost to prepare and mail these proxy materials will be borne by the Company. Proxies may be solicited by mail, in person or by telephone by directors, officers and regular employees of the Company without extra compensation and at the Company’s expense. The Company will also ask bankers and brokers to solicit proxies from their customers and will reimburse them for reasonable expenses. In addition, the Company has engaged MacKenzie Partners, Inc. of New York City to assist in soliciting proxies for a fee of approximately $6,000 plus reasonable out-of-pocket expenses.

On January 11, 2007, the Board of Directors of MBIA amended MBIA’s By-laws in order to make the common stock of MBIA eligible to participate in a direct registration system, as required by changes to the New York Stock Exchange Listed Company Manual approved by the Securities and Exchange Commission on August 8, 2006.

A copy of the Company’s Annual Report on Form 10-K to the Securities and Exchange Commission is available on the Company’s website at www.mbia.com or by writing to the Corporate Communications Department, MBIA Inc., 113 King Street, Armonk, New York 10504.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors supervises the overall affairs of the Company. To assist it in carrying out these responsibilities, the Board has delegated authority to six Committees, described below. The Board of Directors met six times during 2006. The Board of Directors has regularly scheduled non-management director meetings. The Company’s policy on Board attendance, which is contained in the “MBIA Inc. Corporate Governance Practices” attached hereto as Exhibit A and can be found on the Company’s website, www.mbia.com, requires that each Director attend at least 75% of all Board meetings and Committee meetings of which that Director is a member. All of the Directors met this requirement in 2006.

Regular Board Committees

Each Board committee has a charter, which can be found on the Company’s website, www.mbia.com and are available in print to any shareholder who requests a copy by writing to the Corporate Communications Department, MBIA Inc., 113 King Street, Armonk, New York 10504. The committees are as follows:

The Executive Committee, which at year-end consisted of Messrs. Brown (Chair), Clapp, Dunton and Kearney, did not hold any meetings during 2006. This Committee is authorized to exercise powers of the Board during intervals between Board meetings, subject to limitations set forth in the By-Laws of the Company.

The Finance Committee, which at year-end consisted of Messrs. Brown (Chair), Rolls and Walker, Dr. Meyer and Ms. Perry, met twice in regular sessions during 2006. Ms. Perry and Mr. Walker were elected as members of the Finance Committee effective on May 4, 2006 and November 9, 2006, respectively. Mr. Chaplin served as Chair of the Committee until May 24, 2006 and Mr. Brown was elected Chair of the Committee on November 9, 2006. Mr. Clapp served on the Committee until May 4, 2006. This Committee approves and monitors the Company’s investment policies, activities and portfolio holdings, and reviews investment performance and asset allocation.

The Credit Risk Committee (previously called the Risk Oversight Committee), which at year-end consisted of Dr. Meyer (Chair), Messrs. Brown and Kearney and Ms. Perry, met three times in regular sessions during 2006. Mr. Kearney served as Chair of the Committee until May 4, 2006, at which time Dr. Meyer was elected Chair of the Committee. Messrs. Clapp and Yabuki served as members of the Committee until May 4, 2006. This Committee monitors the underwriting process to ensure compliance with guidelines, and reviews proposed changes to underwriting policy and guidelines. It also reviews the Company’s exposure guidelines for the insurance portfolio and the Company’s overall portfolio analyses.

The Compensation and Organization Committee, which at year-end consisted of Mr. Kearney (Chair), Dr. Gaudiani, and Messrs. Rolls and Yabuki, met four times during 2006. Mr. Yabuki was elected as a member of the Committee effective on May 4, 2006. Mr. Clapp served as Chair of the Committee until May 4, 2006, at which time Mr. Kearney was elected Chair of the Committee. This Committee reviews and approves overall policy with respect to compensation matters. Every year, the Committee reviews the performance of the Chief Executive Officer and the Executive Chairman and makes recommendations to the Board on their compensation. The Committee approves senior officer compensation and reviews significant organizational changes and executive succession planning.

The Audit Committee, which at year-end consisted of Ms. Perry and Messrs. Rolls (Chair) and Yabuki, met five times in regular sessions during 2006. Messrs. Clapp and Chaplin served as members of the Committee until May 4, 2006 and May 24, 2006, respectively. This Committee reviews the Company’s annual and quarterly financial statements, reviews the reports of the Company’s independent auditor and the performance of those auditors. The Committee also reviews the qualifications of the Company’s Internal Audit Department. In accordance with the Audit Committee Charter and the listing standards of the New York Stock Exchange, each of the Audit Committee members is independent. In addition, the Board has designated Messrs. Rolls and Yabuki as the “audit committee financial experts” (as defined under applicable Securities and Exchange Commission rules) on the Audit Committee.

The Nominating/Corporate Governance Committee, which at year-end consisted of Dr. Gaudiani (Chair) and Messrs. Clapp, Kearney and Walker, met six times during 2006. Messrs. Clapp and Walker were elected as members of the Nominating/Corporate Governance Committee effective on May 4, 2006 and November 9, 2006, respectively. Mr. Chaplin and Ms. Perry served as members of the Committee until May 24, 2006 and May 4, 2006, respectively. The Committee is responsible for MBIA’s Corporate Governance Practices, which establish corporate governance guidelines and principles with respect to the role of the Board of Directors, meetings of the Board of Directors, Board structure, policy on Board attendance and committees of the Board. This Committee also makes recommendations to the Board on Director nominees and on the size and composition of the Board. It also recommends guidelines and criteria for the selection of nominees. All members of the Nominating/Corporate Governance Committee are Independent Directors as required by the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Practices.

Special Litigation Committee

In addition, in 2006, the Special Litigation Committee, which at year-end consisted of Ms. Perry (Chair) and Messrs. Meyer and Yabuki, met 14 times during 2006. Mr. Chaplin served as Chair of the Committee until May 24, 2006. The Committee is responsible for investigating, analyzing and evaluating the matters raised in certain shareholder demand letters received by the Company in 2005 and to determine what action, if any, the Company should take with respect to such matters.

Role of the Compensation and Organization Committee

MBIA’s Compensation and Organization Committee (for purposes of this section, the “Committee”) is made up of four independent members of the Board of Directors who are not current or former employees of the Company and are not eligible to participate in any of the programs that it administers. The Compensation and Organization Committee sets the overall compensation principles of the Company and evaluates the Company’s entire compensation program at least once a year. As part of its specific responsibilities (i) it reviews for approval the recommendations of the Chief Executive Officer, Gary Dunton (the “CEO”), for the aggregate level of compensation to be paid to all employees of the Company, (ii) it reviews the recommendations of the CEO for the individual compensation levels for members of the senior leadership team, which includes the Company’s senior management team (which, excluding Gary Dunton and Jay Brown, are referred to in this section as “Executives”), (iii) it establishes and recommends to the Board the compensation level of the CEO and (iv) it establishes and recommends to the Board the compensation level payable to the Executive Chairman. The Board approves the Executive Chairman’s, CEO’s and Executives’ compensation levels.

Since 2005, the Committee has retained Frederic W. Cook & Co., a compensation consulting firm, to assist and advise it in conducting a periodic comprehensive review of the Company’s compensation plans for appropriateness and to assess the competitiveness of the Company’s compensation levels for its insurance operations relative to market practice. In particular in 2006, the Committee directed the compensation consultant to review and advise it with respect to (i) the CEO’s compensation and pay mix of the CEO and of the other top four highest-paid Executives when compared to compensation paid to executives for comparable businesses, (ii) the long term incentive compensation component of the CEO’s compensation, (iii) the shift from grants of stock options to grants of performance-based restricted stock and (iv) on the process for evaluating the CEO’s performance. The compensation consultant had contact with the Company’s Chief Administrative Officer, the Compensation Committee Chair and Committee members during the year in performing their work. The Committee plans to conduct similar periodic compensation reviews at least once every five years designed to ensure that the Company follows best practices and remains competitive with respect to its compensation plans and practices.

In addition, in 2005, the Company undertook a complete review of market compensation for the general employee population other than Executives to ensure market competitiveness. Key jobs were compared to market in order to understand the competitiveness of total compensation as well as mix and form of compensation. Based on this market review, the Company implemented changes to its salary and bonus structure for the general employee population other than Executives.

Process for Director Searches

Potential Director nominees are selected in light of the Board’s needs at the time of recommendation. The Nominating/Corporate Governance Committee has engaged a third-party search firm to assist in identifying and evaluating potential nominees. The Committee assesses potential nominees on various criteria, such as relevant business and other skills and experience, personal character and judgment and diversity of experience. The Committee also considers the ability of potential nominees to devote significant time to Board activities. The independence and financial literacy of potential nominees, as well as their knowledge of and familiarity with the Company’s businesses, are additional considerations in the Committee’s selection process. Potential nominees are reviewed and evaluated first by the third-party search firm, which then forwards all nominees for review and evaluation by the Chair of the Committee and then, at the Chair’s discretion, by the entire Committee, which decides whether to recommend a candidate for consideration by the full Board. Potential nominees are interviewed by each member of the Committee and by the Executive Chairman and the Chief Executive Officer.

The Committee would evaluate potential nominees suggested by shareholders on the same basis as all other potential nominees. Shareholders may recommend a potential nominee by sending a letter to the Company’s Corporate Secretary at MBIA Inc., 113 King Street, Armonk, New York 10504. No potential nominees were recommended by shareholders in 2006.

Directors’ Compensation

Independent Directors’ Retainer and Meeting Fees. In 2006, the Company paid Directors who are not Executive Officers an annual retainer fee of $40,000, plus an additional $2,000 for attendance at each Board meeting and each meeting of each Committee on which they served. The Company also paid each Committee Chair an annual Committee Chair retainer of $15,000, and the Lead Director an annual Lead Director retainer of $25,000. In addition, in connection with the ongoing regulatory investigations, the Company paid each director $1,000 for participation at each special telephonic meeting.

Under the Company’s Amended and Restated Deferred Compensation and Stock Ownership Plan for Non-Employee Directors, which was approved by the Board and the shareholders in 2002, an eligible Director may elect annually to be paid the retainer and meeting fees either in cash on a quarterly basis with no deferral of income, or to defer receipt of all or a portion of such compensation until a time following termination of such Director’s service on the Board. A Director electing to defer compensation may choose to allocate deferred amounts to either a hypothetical investment account (the “Investment Account”), or a hypothetical share account (the “Share Account”), which have been set up to credit such deferred payments.

Amounts allocated to the Investment Account are credited to a hypothetical money market account earning hypothetical interest based on the Lehman Brothers Government/Corporate Bond Index. Amounts allocated to the Director’s Share Account are converted into units with each such unit representing the right to receive a share of common stock at the time or times distributions are made under the Plan. Dividends are paid as stock units each quarter. Distributions of amounts allocated to the Share Account are made in shares of common stock. No transfers are permitted between the accounts. As of year-end, all of the non-employee Directors, except for one Director, deferred at least a portion of their 2006 retainer and meeting fees into the Share Account, with one Director receiving retainer and meeting fees as cash payments.

Independent Directors’ Restricted Stock Grants. In addition to the annual cash fees payable to Directors for 2006, the Company also granted non-employee Directors an award of restricted stock with a value of $50,000 under the MBIA Inc. 2005 Omnibus Incentive Plan (the “Omnibus Plan”), which was approved by the Board and the shareholders in 2005. New directors elected to the Board also receive a one-time grant of restricted stock under the Omnibus Plan with a value of $75,000. Mr. Walker received such a grant in 2006.

Shares granted to Directors under the Omnibus Plan are subject to restrictions on transferability. The restriction period applicable to a restricted stock award will lapse and the shares of restricted stock will become freely transferable on the earlier of: (i) the death or disability of a participating Director, (ii) a change of control in the Company as defined in the Omnibus Plan, (iii) the Company’s failure to nominate a participating Director for re-election, (iv) the failure of the shareholders to elect a participant Director at any shareholders meeting, or (v) the tenth anniversary of the date of the restricted stock grant. Unless otherwise approved by the Compensation and Organization Committee of the Board, if a participating Director leaves the Board for any reason other than the foregoing at any time prior to the date when the restriction period lapses, all unvested shares will revert back to the Company. During the restricted period, a participating Director receives dividends with respect to, and may vote, the restricted shares.

The Nominating/Corporate Governance Committee of the Board of Directors has the discretionary authority to determine the Directors to whom restricted stock will be granted and the terms and conditions of such restricted stock, including the number of shares of restricted stock to be granted, the time or times at which the restricted stock will vest, whether any restriction shall be modified or waived after the date of grant, and the rights of a participant with respect to the restricted stock following the participant’s termination of service as Director.

Directors’ Total Compensation Summary. Directors’ compensation consists of the following components.

2006 Compensation Components	Amount
Board Retainer	$40,000
Committee Chair Retainer	$15,000
Lead Director Retainer	$25,000
Board & Committee Meeting Fee (per meeting)	$2,000
Special Telephonic Meeting Fee (per meeting)	$1,000
New Board Member Orientation Fee (per day)	$2,000
Annual Restricted Stock Grant	$50,000
New Director Restricted Stock Grant	$75,000

Directors’ Total Compensation Paid in 2006. The following table is a summary of total compensation paid and recognized in 2006 for each of the Directors. Total compensation includes annual retainer, meeting fees, stock compensation expense, dividends and dividend equivalents. MBIA does not provide perquisites to its Directors.

Name (a)	Retainer and Meeting Fees ($) (b)	Stock Awards ($) (c) (1)	All Other Compensation ($) (d) (2)	Total Compensation ($) (e)
David C. Clapp	177,500	23,757	27,848	229,105
Claire L. Gaudiani	145,000	23,757	24,067	192,824
Daniel P. Kearney	144,000	23,757	28,605	196,362
Laurence H. Meyer	142,500	16,252	6,781	165,533
Debra J. Perry	132,000	16,252	7,620	155,872
John A. Rolls	139,000	23,757	30,455	193,212
Richard H. Walker	37,000	1,876	424	39,300
Jeffery W. Yabuki	120,000	11,253	3,124	134,377

(1)

The amounts shown represent the dollar amount of stock compensation expense recognized in 2006 under FAS 123R (excluding any reduction with respect to the risk of forfeitures), and includes compensation costs associated with stock awards granted in previous years as well as any stock awards granted in 2006. For a discussion of valuation assumptions, see Note 24 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. Following is the grant date fair value of the individual stock awards granted on May 4, 2006 for each Director. Mr. Clapp received $50,000, Dr. Gaudiani received $50,000, Mr. Kearney received $50,000, Dr. Meyer received $50,000, Ms. Perry received $50,000, Mr. Rolls received $50,000 and Mr. Yabuki received $50,000. The number of shares awarded was based on the share price of $59.25 on the date of grant. Mr. Walker received a new director stock award on September 18, 2006 in the amount of $75,000. The number of shares awarded was based on the share price of $62.32 on the date of grant.

(2)	The amounts shown represent hypothetical dividends on retainer and fees that are deferred into the Share Account and dividends paid on restricted stock. See the table below for details.

Directors’ Other Compensation Paid in 2006 and Deferred Compensation Balances and Equity Award Holdings as of Year-end. The following table represents Directors’ dividend and dividend equivalents paid in 2006 and account balances under the Share Account (deferred retainer & meeting fees) and restricted stock holdings as of December 31, 2006. As described under the Independent Directors’ Retainer and Meeting Fees section above, a Director may choose to allocate deferred amounts to either an Investment Account or a Share Account. There are no Directors who have deferred their compensation into an Investment Account and therefore, there are no Investment Account balances to disclose as of December 31, 2006.

Name	Share Account Dividends Paid in 2006 ($)	Restricted Stock Dividends Paid in 2006 ($)	Share Account Balance as of Dec. 31, 2006 (#)	Share Account Balance as of Dec. 31, 2006 ($)	Restricted Stock Holdings as of Dec. 31, 2006 (#)	Restricted Stock Holdings as of Dec. 31, 2006 ($)
Joseph W. Brown (1)	18,215	0	14,868	1,086,248	0	0
David C. Clapp	22,407	5,441	18,899	1,380,780	4,908	358,578
Claire L. Gaudiani	18,626	5,441	15,204	1,110,827	4,908	358,578
Daniel P. Kearney	23,164	5,441	19,412	1,418,238	4,908	358,578
Laurence H. Meyer	3,531	3,251	3,474	253,828	3,098	226,340
Debra J. Perry	4,447	3,173	4,220	308,330	3,034	221,664
John A. Rolls	25,014	5,441	20,914	1,527,989	4,908	358,578
Richard H. Walker	51	373	164	11,968	1,204	87,964
Jeffery W. Yabuki	1,102	2,022	1,275	93,163	2,083	152,184

(1)	This amount represents deferred compensation earned by Mr. Brown while he was a Director and before joining MBIA as an Executive Officer.

Executive Officer Directors. Messrs. Brown and Dunton, who are also Executive Officers of the Company, do not receive compensation for their services as Directors.

ENHANCEMENTS/CHANGES TO CORPORATE GOVERNANCE PRACTICES

In 2005, in connection with the regulatory investigations of the Company, the independent Directors of the Board hired Promontory Financial Group LLC, a consulting firm, to review the Company’s internal risk, audit, compliance, corporate governance, records management and related policies and procedures. In connection with this review and in light of certain recommendations made by Promontory, in 2006 each Committee of the Company’s Board of Directors reviewed and amended its respective charter to reflect changes recommended by Promontory and to ensure that its charter provisions continue to reflect best practices of corporate governance. In addition, the Board of Directors reviewed its Corporate Governance Practices and approved amended Corporate Governance Practices effective November 9, 2006, which are attached hereto as Exhibit A. The Corporate Governance Practices can also be found on the Company’s website and are available in print to any shareholder who requests a copy by writing to the Corporate Communications Department, MBIA Inc., 113 King Street, Armonk, New York 10504.

COMPANY STANDARD OF CONDUCT

The Company has adopted a Standard of Conduct that applies to all Directors, Executive Officers, employees and certain third parties. The Standard of Conduct, which also constitutes a code of ethics as that term is defined in Item 406(b) of Regulation S-K, can be found on the Company’s website and is available in print to any shareholder who requests a copy by writing to the Corporate Communications Department, MBIA Inc., 113 King Street, Armonk, New York 10504. The Company amended its Standard of Conduct effective January 1, 2007. The Company intends to satisfy the disclosure requirements under Item 10 of Form 8-K regarding an amendment to, or waiver from, a provision of its code of ethics and that relates to a substantive amendment or material departure from a provision of the Code by posting such information on its internet website at www.mbia.com.

REPORT OF THE AUDIT COMMITTEE

To:	The MBIA Inc. Board of Directors
From:	The Audit Committee:
Mr. John A. Rolls, Chair
Ms. Debra J. Perry
Mr. Jeffery W. Yabuki

The Audit Committee is composed of three Independent Directors who are not employees or officers of the Company. In the business judgment of the Board, these Directors are free of any relationship that would interfere with their independent judgment as members of the Audit Committee. In 2006, the Audit Committee undertook a review of its existing charter in light of the recommendations made by Promontory and recent developments and changing market practices with respect to the role of the Audit Committee. As a result of this review, the Audit Committee adopted, and the Board approved, a revised Audit Committee Charter. A copy of the revised Audit Committee Charter is attached as Exhibit B hereto and is available on the Company’s website.

This report of the Audit Committee covers the following topics:

1.	Respective Roles of the Audit Committee, Company Management and the Independent Auditors

2.	2006 Activities

3.	Limitations of the Audit Committee

1.	Respective Roles of the Audit Committee, Company Management and the Independent Auditors

We are appointed by the Board of Directors of the Company to assist the Board of Directors in monitoring (1) the integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (2) the qualifications and independence of the Company’s independent auditor, (3) the performance of the Company’s internal audit function and independent auditor, (4) the Company’s compliance policies and procedures and its compliance with legal and regulatory requirements and (5) the performance of the Company’s operational risk management function. We also recommend to the Board of Directors the selection of the Company’s outside auditors.

The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the Company’s Internal Audit Department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The independent auditors, PricewaterhouseCoopers LLP (PwC), are responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and expressing an opinion with respect to the fair presentation of the consolidated financial statements in accordance with accounting standards generally accepted in the United States of America.

2.	2006 Activities

In performing our oversight role for 2006, we have:

•	considered and discussed the audited financial statements for 2006 with management and the independent auditors;

•	discussed and reviewed all communication with the auditors, as required by Statement on Auditing Standards No. 61, “Communications with Audit Committees.” We have received a letter from the auditors as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” In connection with this requirement, PwC has not provided to the Company any information technology consulting services relating to financial information systems design and implementation;

•	considered the other non-audit services by the Company’s auditors and concluded that such services were not incompatible with maintaining their independence; and

•

overseen the Company’s response to regulatory investigations, including the retention of outside counsel and an accounting expert to conduct an investigation of issues raised in connection with the investigations and report their findings to the Audit Committee and Board.

•	Performed other functions as set forth in the Audit Committee Charter.

Based on the reviews and discussions we describe in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

3.	Limitations of the Audit Committee

As members of the Audit Committee, we are not employees of the Company nor are we professionally engaged in, nor experts in the practices of, auditing or accounting. Nor are we experts with respect to determining auditor independence. We rely on the information, representations, opinions, reports or statements, including financial statements and other financial data prepared or presented by officers or employees of the Company, its legal counsel, independent accountants or other persons with professional or expert competence. Therefore, we do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PwC is in fact “independent.” Furthermore, the Audit Committee has not conducted independent procedures to ensure that management has maintained appropriate accounting and financial reporting principles or internal controls designed to assure compliance with accounting standards and applicable laws and regulations.

Date: February 27, 2007

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses the Company’s (“we”, “our” also refer to the Company) compensation programs as they apply to the named executive officers (the “Executives”) and contains the following topics:

1.	Objectives of MBIA’s Compensation Program

2.	Components of Total Compensation

3.	Company Performance Measurement

4.	The Role of the Executives and the Compensation Committee in Setting Compensation

5.	2006 Company Performance Factors

6.	2006 Compensation Decisions for Executives Other than the Chief Executive Officer and the Executive Chairman

7.	Compensation of the Chief Executive Officer

8.	Compensation of the Executive Chairman

9.	Stock Ownership Guidelines

10.	Pension Plans, Benefit Plans and Executive Perquisites

11.	Tax and Accounting Aspects of Executive Compensation

12.	Loans and Stock Activity

13.	Change of Control Arrangements

14.	Executive Employment Arrangements

1.	Objectives of MBIA’s Compensation Program

The fundamental goals of MBIA’s compensation program for Executives are to attract, motivate and retain a highly skilled team that will deliver superior performance and build shareholder value. Because the Executives each have a material impact on the achievement of overall Company objectives, Company performance plays a primary role in the determination of their variable and long-term compensation, in addition to their individual contributions. Compensation for Executives is linked to shareholder interests as our emphasis is on pay for performance, with Company, business unit and individual performance rewarded on a short-term and long-term basis. Specifically, the principles that guide our compensation program include:

Pay for Performance

Our primary compensation objective is to motivate and reward high performance on Company, business unit and individual levels. Compensation should reflect each Executive’s individual performance and achievement of agreed upon short-term and long-term individual goals.

Align Executive and Shareholder Interests

Compensation plans for Executives should align their interests with the interests of shareholders and should promote the Company’s values. Therefore, our executive compensation plans include variable annual and long-term incentives that encourage superior short-term and long-term performance and promote the Company’s values. We currently use annual cash bonus payments to reward short-term performance and grants of restricted stock tied to growth in modified book value (“MBV”) (as described under “Long-Term Incentive Awards” below) as the primary tools to align Executive compensation with long-term growth in the value of the business. We also occasionally make grants of stock options in connection with promotions or new hires of Executives to accelerate the alignment of their interests with shareholder interests. In our primary business of underwriting long-term credit risk, the ultimate impact of the actions and decisions we take in the short term are reflected in shareholder value over a longer period. Accordingly, the Executives’ compensation is significantly focused on long-term performance and rewards.

Pay Competitively

We believe compensation should be competitive with organizations with comparable business profiles and similar financial performance to enable the Company to attract and retain top talent. At least once a year, we compare executive target and actual compensation with data from a group of peer companies, the composition of which we also review periodically. Benchmark data and analysis is supplied by an outside consultant, Frederic W. Cook & Co., Inc., that is retained by the Compensation Committee. The Executives’ total compensation is targeted to range from the 50th to 75th percentile of the peer companies’ total compensation for each job, given company, business unit and individual performance in any given year. Actual compensation may fall above or below the target based on actual performance during the period.

The benchmark group we are currently using consists of a broad group of 16 companies representing insurance, financial guaranty and other relevant businesses. Individual peer companies are also selected based on comparable size measures relative to MBIA such as net income, assets and market capitalization. The companies included in the benchmark group are: ACE Limited, Chubb, Fidelity National Financial, Genworth Financial, Lincoln National, Old Republic International, PartnerRe Limited, Safeco, Everest Re Group, Ambac Financial Group, MGIC Investment, Radian Corp., Security Capital Assistance (“XL Capital”), Moody’s, Franklin Resources and T. Rowe Price.

2.	Components of Total Compensation

Total compensation earned for each performance year is comprised of base salary earned during the year, a cash performance bonus and the value at grant of MBV Restricted Stock, which is described below. In addition, total compensation may include other forms of compensation earned or realized in a performance year, such as company contributions to retirement plans, dividends that are paid on all restricted stock awards and the value of long-term incentive awards that are exercised or vest.

The three primary components of the Company’s 2006 total compensation program are:

•	Annual Fixed Compensation (Annual Salary)

•	Annual Variable Compensation (Annual Performance Bonus)

•	Long-Term Incentive Awards in the form of Restricted Stock Awards tied to growth in Modified Book Value (MBV Restricted Stock)

In establishing total compensation, we place the greatest emphasis on variable compensation, with long-term incentive compensation representing by far the greatest percentage of each Executive’s compensation. The primary cash components of our total compensation are base salary and our annual incentive payments. Base salary generally accounts for between 10% and 20% of the mix of an Executive’s annual total compensation opportunities, with the annual incentive generally targeted to be between 25% and 30% of the mix of such opportunities. Our long-term incentive compensation opportunities are generally designed to represent between 55% and 65% of the mix of each Executive’s annual total compensation opportunities, with the percentage of such compensation represented by such long-term incentives increasing as the Executive’s position in the Company increases. For example, for 2006, long-term incentive opportunities in the form of MBV Restricted Stock (as described below) represented 66% of Mr. Dunton’s annual total compensation opportunities.

Fixed Compensation (Salary)

Executive salary levels for the CEO and other Executives are based on the job content of each position, on competitive salaries for comparable positions, and on the Executive’s experience, performance and potential.

Generally, we target base salaries for Executives at close to the median salary of executives in similar positions in the benchmark group described above. The Executives (and all other MBIA employees) are placed in compensation bands, based on the potential of their jobs to influence shareholder value. The CEO is in Band 1, the President of MBIA Insurance Corp. is in Band 2, and all other Executives are in Band 3.

Annual Variable Compensation (Performance Bonus)

The annual performance cash bonus component of incentive compensation is designed to compensate Executives for overall Company performance, the performance of their unit and their individual performance in the relevant year. Bonus targets can range from 0% to 200% of base salary for Executives in Bands 2 and 3 and are based on an executive’s role within the Company. The Chief Executive Officer’s target bonus ranges from 0% to 250% of base salary. Actual bonus amounts payable to executives are based on overall Company performance, the performance of their unit and the individual Executive’s performance.

Annual bonuses are granted under the MBIA Inc. Annual Incentive Plan. The Annual Incentive Plan authorizes the payment of annual bonuses based upon the attainment of performance targets related to corporate, divisional, unit or individual objectives approved by the Compensation Committee. For each of the Executives, the ability to receive an annual bonus is dependant upon achievement of the pre-established performance objectives under the Annual Incentive Plan. For 2006, the Compensation Committee established these objectives as the 2006 Company Performance Factors listed in Section 5 below of this Compensation Discussion and Analysis. The Compensation Committee evaluated the Company’s performance against these objectives in establishing the maximum annual bonus payable to each of the Executives. The actual amounts paid to each of the Executives for 2006 was less than such maximums. Annual bonuses for Executives are currently paid in cash. Awards under the Annual Incentive Plan are described as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

We also may make one-time cash awards to Executives in lieu of a long-term compensation award in connection with their retirements and also to newly hired Executives as inducement to join MBIA. These awards are not dependent on performance and are included under “Bonus” in the Summary Compensation Table.

Long-Term Incentive Awards

Because we underwrite long-term credit risk the ultimate performance of which will be determined over many years, long-term incentive awards are an important part of the compensation of the Executives. The longer term nature of LTI awards combined with the ownership guidelines for Executives described below are intended to reflect the long-term nature of the business. Long-term incentive awards (“LTI awards”) are granted under the MBIA Inc. 2005 Omnibus Incentive Plan (the “Plan”). The Plan authorizes the annual granting of stock options, restricted stock and performance-based awards that vest at the end of a multi-year cycle based on the Company attaining certain performance goals.

MBV Restricted Stock Executives receive LTI awards that are based on a percentage target of their total annual cash (salary plus bonus) compensation as well as on their level of responsibility and performance.

The target percentages for each Executive are based on their compensation band. The CEO’s LTI award can range from 200% to 250%. The President of MBIA Insurance Corp’s LTI award can range between 150% and 200% The LTI awards for Executives in Band 3 can range between 100% and 140%. These ranges are established to reflect market practices and deliver a large component of pay in LTI awards. Actual awards within the specified ranges are based on an Executive’s individual performance and expected contributions to the development of shareholder value.

Our current strategy is to provide regular long-term incentive awards in the form of restricted stock that vests three years after the grant date and that are tied to the achievement of a specified level of growth in

Modified Book Value, which is described below (“MBV Restricted Stock”). The Company’s long-term incentive awards for a given performance year are granted effective on the date on which the Board approves the grants, which occurs in the first quarter of the following year.

The type and nature of LTI awards granted under the Plan have been modified over time to reflect evolving practices in the area of long-term Executive compensation and the Company’s long-term strategy and business objectives. From 1987 through 1995, the Company granted stock options as its only form of LTI. Between 1996 and 2005 we made deferred cash awards along with stock options. The deferred cash awards were tied to the growth in an adjusted book value measure.

Beginning in 2002, we adopted MBV as the new performance measure for all deferred cash awards. MBV is computed by taking the Company’s GAAP book value per share and adjusting it to eliminate unrealized gains and losses on investments and derivatives, reverse the effects of open market share repurchases made since January 1, 2004, eliminate unearned compensation pertaining to restricted stock awards, adding shareholder dividends declared during the award period and interest on dividends paid during the award period. The adjustments are intended to reflect changes in book value that are not directly related to or reflect operating performance. We believe that varying the ultimate amount of restricted stock awarded with MBV growth closely aligns the compensation of the Executives with growth in shareholder value. Starting with LTI awards made in 2005 for the 2004 performance year, the Company began making awards to Executives in the form of restricted stock that vests three years after the grant date and that are tied to the achievement of a specified level of growth in MBV per share over the three-year period.

The MBV Restricted Stock awards granted to Executives in 2005, 2006 and 2007 vest three years after the grant date. The number of shares of MBV Restricted Stock that will vest at the end of the three-year vesting period will depend on growth in MBV over the three-year period, but cannot exceed the number of shares granted. If MBV grows by 30% or more over the three-year period, then 100% of the MBV Restricted Stock will vest. If MBV growth over the three-year period is lower than 30%, the number of shares of MBV Restricted Stock that will vest at the end of the three-year period will be adjusted downward in proportion to the amount by which actual growth in MBV over the three-year period is below 30%. MBV Restricted Stock is subject to accelerated vesting under certain conditions, including termination of employment without cause, death or disability or a change of control of the Company.

Long-term awards made in 2004 to Band 2 and 3 Executives were paid in cash in February 2007, based on a sliding scale tied to growth in MBV from 2004 – 2006. MBV Restricted Stock awards were made to the Executive Chairman and the Chief Executive Officer in 2004 when they assumed those positions. These awards were tied to MBV growth over 2004 – 2008. The number of shares of MBV Restricted Stock that will vest will depend on growth in MBV over the five-year period. If MBV grows by 50% or more over the five-year period, then 100% of the restricted stock will vest. If at the end of the five-year period, MBV growth is lower than 50%, the number of shares of restricted stock that will vest will be adjusted downward in proportion to the amount by which actual growth in MBV over the five-year period is below 50%.

The accounting charges incurred in 2006 with respect to outstanding MBV restricted stock grants for 2006 and earlier years are included under “Stock Awards” in the Summary Compensation Table, and each outstanding grant is listed as an individual award under “Equity Incentive Plan Awards” in the “Grants of Plan-Based Awards” table.

Stock Options. The Company occasionally awards stock options to Executives who are promoted, take on new roles, or are newly hired to accelerate the alignment of their interests with shareholder interests. The accounting charges incurred in 2006 with respect to outstanding stock option grants to our Executives in 2006 and earlier years are included under “Option Awards” in the Summary Compensation Table and each outstanding grant is listed as an individual award under all other option awards in the “Grants of Plan-Based Awards” table.

Timing of LTI Awards. Annual LTI Awards are made in conjunction with the meetings of the Committee and the Board scheduled to review and approve annual compensation actions. The number of shares of MBV Restricted Stock granted to Executives is determined based on the closing price of the stock on the date on which the Board approves the grants. The number of shares of MBV Restricted Stock or the exercise price of stock options granted to new hires or newly promoted Executives is determined based on the closing price of the stock on the date on which the new hire commences employment with the Company or on which the promotion becomes effective.

3.	Company Performance Measurement

We assess the Company’s performance on the basis of several key financial metrics, which we believe are closely related to shareholder value. The highest priority measures are (i) operating return on equity, (ii) growth in adjusted book value per share, (iii) growth in operating earnings per share, (iv) expected risk adjusted returns and (v) the present value of net income for new business. In addition, we evaluate overall Company performance in managing expenses, book value growth, income of the asset management business, the credit quality of insured new business, the successful remediation of troubled credits and the quality of the work environment for our employees. Each of the Executives has personal and unit objectives that are also considered in evaluating their performance.

MBIA’s business model and our focus on disciplined underwriting and pricing have historically, and are expected to deliver, stable financial performance from period to period, consistent with our Triple-A ratings. For example, ROE from 2000 to 2006 averaged 12.8%, with a range of 12.1%% to 13.3%. We evaluate the Company’s performance, and the performance of the Executives, based on year over year growth in key measures as well as on performance relative to plan.

4.	The Role of Executive Officers and the Compensation Committee in Setting Compensation

The Compensation Committee is responsible for overseeing MBIA’s compensation programs generally and for all significant decisions regarding the Executives’ compensation. When making decisions on these matters, the Committee considers CEO recommendations (except with respect to CEO and Executive Chairman compensation) as well as information and recommendations provided by our Chief Administrative Officer, Kevin Silva. Mr. Silva administers all of our compensation and benefits programs as the head of the Human Resources Division. Our compensation consultant, Frederic W. Cook & Co., Inc., is retained by the Compensation Committee.

5.	2006 Company Performance Factors.

Compensation paid for 2006 was based on the Company’s achievement of its long-term financial and operational objectives and the specific objectives set in the Company’s 2006 business plan (“Plan”) at the beginning of 2006 for each of the Company’s businesses.

Annual performance bonuses are paid from an incentive pool that is established based on actual Company performance against several performance measures that are derived from our annual business plan. For 2006, the following factors were the primary drivers in determining the size of the bonus pool:

•	Operating return on equity (“ROE”) was 12.1%, slightly lower than 2005’s 12.5%, and better than Plan

•	Adjusted Book Value per share (“ABV”) grew by 7% but less than Plan

•	Operating earnings per share grew by 5% and better than Plan

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The risk adjusted returns (“RAROC”) of 2006’s new business was approximately equal to that of 2005, and on Plan, but the present value of future income originated after capital costs was below 2005 and below Plan

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Gross insurance expenses were 2% higher than 2005’s and better than Plan, but excluding the impact of accelerated compensation due to the adoption of a retirement plan and retirement related expenses related to Executives, were 2% lower than 2005

2006 presented a challenging business environment, with relatively low interest rates and spreads, strong competition and fewer large insurance opportunities than in the last few years. In that context, we maintained our underwriting and pricing discipline, as seen in our RAROC results and borne out by a relatively high credit quality of new business written; 77% was rated A or above by the rating agencies. However, the volume of well underwritten and priced business available was lower than 2005’s, which had a negative effect on the PV of future earnings after capital costs. The asset management business’ earnings grew 13%. These favorable developments, plus investment income related to remediations and higher refunding premium earned, drove solid ROE, growth in ABV and EPS. The Company continued to have a strong Triple-A balance sheet and accumulated significant excess capital—i.e., the amount of capital in excess of the amount we need to maintain our Triple-A ratings and to support the new business that we wrote in 2006. We did not engage in share repurchase activity, pending the conclusion of our regulatory investigations, so our excess capital position created a drag on our ROE. Overall, we view the Company’s performance in 2006 as strong in light of these factors, as well as in light of the successful implementation of a variety of initiatives in new insurance business production, expense management, remediation and the asset management business.

6.	2006 Compensation Decisions for Executives Other than the Chief Executive Officer and the Executive Chairman

2006 Fixed Compensation (Salary) Awards

In 2006, Mr. Zucker received a salary increase to $400,000 from $375,000. Mr. Chaplin was hired in June 2006 at an annual fixed compensation rate of $500,000.

2006 Annual Variable (Cash Performance Bonus) Awards

An Executive’s annual bonus is based on the Company’s performance as described under “2006 Performance Factors” above, the achievement by the Executive’s division or unit of its business plan and strategic goals and by the Executive of his or her individual goals and the individual Executive’s personal contribution to the achievement of the Company’s goals. The effect of these factors on the compensation of each Executive varies depending on the individual officer’s job responsibility.

Based on the Company’s results in 2006, as described under “2006 Performance Factors” above, Mr. Dunton recommended, and the Committee and Board agreed, that the aggregate bonus pool for Executives for the 2006 performance year be set at approximately 80% of the maximum bonus payable based on the bonus range established at the beginning of the year, the same percentage as the 2005 performance year. The individual bonuses paid each Executive were recommended by Mr. Dunton and approved by the Committee. The 2006 performance-based cash bonuses paid to each Executive are as follows: Mr. Chaplin received $600,000, Mr. Budnick received $960,000 and Mr. Zucker received $480,000.

Non Performance-Based Bonus Awards. The Company occasionally awards non performance-based cash bonuses to Executives who are newly hired. Mr. Chaplin received a one-time cash bonus of $500,000 upon his hire as an inducement to join MBIA and to compensate Mr. Chaplin for the compensation that he forfeited upon termination of employment with his prior employer.

MBV Restricted Stock Awards. The value of the MBV Restricted Stock Awards on the date of grant awarded to Mr. Chaplin was $1,430,000. The number of MBV Restricted Stock Award shares granted to Mr. Chaplin was based on the closing price of MBIA stock on February 15, 2007. Mr. Budnick and Mr. Zucker received special one-time cash awards of $1,000,000 and $550,000, respectively, in 2007 in lieu of 2006 LTI awards, in connection with their separation from the Company.

The Committee also reviewed the performance criteria for the payment of the MBV cash award granted in February 2004, which is paid in the first quarter of 2007, and relates to growth in modified book value over the performance period from 2003 through 2006 for Executives in Band 2 and 3. Based on such criteria, the Company recommended and the Compensation Committee approved an award of 95.7% of the target payout.

Restricted Stock. Mr. Chaplin received a restricted stock sign-on award in the amount of $1,800,000 in connection with joining the Company and becoming Chief Financial Officer. This incentive was designed to compensate Mr. Chaplin for the compensation that he forfeited upon termination of employment with his prior employer. Mr. Chaplin’s stock grant was made on the date he started employment with the Company, and will become 50% vested on the second anniversary, with the remaining 50% vesting on the fourth anniversary of the grant date.

Stock Options. No option grants were made to any employees as part of the annual LTI Awards for the 2006 performance year. In 2006, we granted a total of 37,500 stock options to Mr. Chaplin in connection with his joining the Company and becoming Chief Financial Officer. Mr. Chaplin’s stock option grant was made on the date he started employment with the Company, will become 100% vested on the fifth anniversary of the grant date and will expire ten years from the date of grant. This incentive was designed to compensate Mr. Chaplin for the compensation that he forfeited upon termination of employment with his prior employer.

These stock options are subject to accelerated vesting under certain conditions, including death or disability and a change of control of the Company. The vesting of these stock option grants is not tied to any performance measures.

The Company continued its long-term approach of valuing stock options using the Black-Scholes option valuation model. The Company adopted SFAS 123 and 148 in 2002 and expenses the cost of all outstanding and unvested stock options using the same valuation formulas. The Company does not accommodate option repricing or reloads and will not consider accommodating this practice in the future.

Total Compensation. Total compensation consists of annual base salary, bonus and the value of long-term incentives at grant. For the 2006 performance year, total compensation was $2,530,000 for Mr. Chaplin, $2,560,000 for Mr. Budnick, compared to his 2005 total compensation of $3,960,000 and $1,430,000 for Mr. Zucker compared to his 2005 total compensation of $1,875,000. The 2006 compensation data for each of the Executives in the Summary Compensation Table includes other forms of compensation that are not directly tied to company and individual performance in 2006 and includes the value of LTI Awards made in previous years.

7.	Compensation of the Chief Executive Officer

Performance Requirements

Mr. Dunton became CEO on May 6, 2004. The CEO’s total compensation is based on a number of factors related to the Company’s and the CEO’s performance including the Company’s performance in certain areas as described under “2006 Performance Factors” above and the CEO’s achievement of his individual goals.

Salary, Bonus and Long-Term Incentive Awards

Salary. For 2006, Mr. Dunton’s annual salary was $825,000. Mr. Dunton’s salary was increased to $960,000 effective January 1, 2007 to reflect his expanded responsibilities and as a result of a change in the mix of his total compensation between cash and LTI as described below.

Bonus. The CEO can receive up to 250% of his salary as a performance-based bonus. In determining the amount of bonus to recommend for Mr. Dunton for 2006, the Committee considered the Company’s financial results for 2006 and the overall performance of the Company during the year, all as described under “2006 Performance Factors” above.

In light of these considerations, the Committee recommended and the Board approved a cash bonus for Mr. Dunton of $1,875,000 for 2006, comprised of a cash bonus of $1,650,000, which is 80% of the maximum bonus payable to Mr. Dunton, and an additional cash bonus of $225,000 as a result of a change in the mix of his total compensation (see discussion below under “Total Compensation”). Mr. Dunton’s 2005 bonus was $1,650,000, which was 80% of the maximum bonus payable.

The Committee approved the payment of Mr. Dunton’s bonus in cash to better balance his overall compensation between stock-based compensation and cash compensation, in recognition of his increasing stock ownership as a result of prior and future stock awards and as a result of a change in his total compensation opportunity (see explanation under total compensation below).

Long-Term Incentive Awards. The Committee also recommended a long-term incentive award for Mr. Dunton for 2006 comprised of an MBV Restricted Stock grant, which was valued at $5,250,000 million on the day of the grant, as compared to Mr. Dunton’s long-term incentive award of MBV Restricted Stock for 2005 which was valued at $5,805,000. The MBV Restricted Stock granted to Mr. Dunton has the same terms as the MBV Restricted Stock described under “Long-Term Incentive Awards” above, and represents 194% of cash compensation.

Mr. Dunton had performance-based stock options that became fully exercisable on December 22, 2006. These option awards were subject to a share price trading target under which all of the options became fully exercisable when MBIA stock traded at $70.00 for ten consecutive days during the performance period. With respect to these performance-based stock options, the following awards became fully exercisable: 200,000 options granted on February 7, 2002 and 200,000 options granted on February 12, 2003, with exercise prices of $52.81 and $36.69, respectively.

Total Compensation. For the 2006 performance year, Mr. Dunton’s total compensation, which consists of salary, bonus and the value of long-term incentives at grant, was $7,950,000, down 4% from his 2005 total compensation of $8,280,000. In 2007, the Committee and Board considered and approved a change in the composition of Mr. Dunton’s total compensation for 2006 and future years to increase the cash portion and to reduce the long-term incentive portion of his total compensation. For 2005, actual bonus represented 20% and actual LTI represented 70% of the mix of Mr. Dunton’s total compensation. For 2006, actual bonus represented 24% and actual LTI represented 66% of the mix of Mr. Dunton’s total compensation. As a result of this change, Mr. Dunton’s total compensation for 2006 is lower than 2005. The Committee and the Board approved the change in recognition of Mr. Dunton’s substantial accumulated LTI awards and to more closely align the amount and mix of Mr. Dunton’s total compensation with the peer group. The data for Mr. Dunton in the Summary Compensation Table includes other forms of compensation that are not directly tied to company and individual performance in 2006 and includes the value of LTI Awards made in previous years.

8.	Compensation of the Executive Chairman

Performance Requirements

Mr. Brown was the Company’s Executive Chairman for 2006. The Executive Chairman can receive up to $2.16 million as a performance-based bonus. Mr. Brown’s bonus is based on a number of factors related to the Company’s and his performance including the Company’s performance in certain areas as described under “2006 Performance Factors” above and the Executive Chairman’s achievement of his specific goals.

Salary and Bonus

Salary. For 2006, Mr. Brown’s annual salary was $540,000. For 2007, Mr. Brown’s annual salary will remain at $540,000 until the Annual Meeting. As described under “Proposal One-Election of Directors,” Mr. Brown, who has served as Executive Chairman of the Company since May 2004 and was Chairman and Chief Executive Officer of MBIA from 1999 until May 2004, is not standing for re-election as a director.

Bonus. The Committee noted Mr. Brown’s contribution as Executive Chairman and the ongoing successful transition with Mr. Dunton. The Committee also took into account the Company’s financial results for 2006 and the overall performance of the Company during the year, all as described under “2006 Performance Factors” above. The Committee recommended and the Board approved a cash bonus for Mr. Brown of $1,728,000 or 80% of the maximum bonus payable. In order to allow Mr. Dunton to focus more of his time and energy on the management of the Company’s business, Mr. Brown assumed primary oversight responsibility for the Company’s activities and responses in connection with the recently settled regulatory investigations.

Long-Term Incentive Awards. Mr. Brown does not receive any LTI awards. In 2004, at the request of the Board, Mr. Brown agreed to a transition period of up to three years, during which he would serve as the Executive Chairman. At that time, the Company entered into a new employment agreement with Mr. Brown pursuant to which he was awarded a special one-time, non-recurring restricted stock grant (described in greater detail below) that was to represent his sole long-term incentive compensation opportunity for the transition period. Thus, Mr. Brown received no additional long-term incentive awards for his 2005 or 2006 services. Mr. Brown had performance-based restricted stock awards that became fully vested and options that became fully exercisable on December 22, 2006. The restricted stock and option awards were subject to a share price trading target under which all of the restricted stock vested and options became fully exercisable when MBIA stock traded at $70.00 for ten consecutive days during the performance period. With respect to Mr. Brown’s performance-based restricted stock, the following awards vested: 24,051 shares granted on February 7, 2002, 40,338 shares granted on February 12, 2003, 33,990 shares granted on February 16, 2005 and 52, 270 shares granted on February 27, 2006. With respect to Mr. Brown’s performance-based stock options, the following awards became fully exercisable: 375,000 options granted on January 11, 2001 with an exercise price of $44.63, 375,000 options granted on February 7, 2002 with an exercise price of $52.81 and 304,000 options granted on February 12, 2003 with an exercise price of $36.69. In addition, Mr. Brown forfeited a performance-based restricted stock award on January 12, 2006. This award was subject to a share price trading target of $70.00 that was not achieved during the performance period.

Total Compensation. For the 2006 performance year, Mr. Brown’s total compensation, including salary and annual bonus was $2,268,000, the same as the 2005 performance year. The data for Mr. Brown in the Summary Compensation Table includes other forms of compensation that are not directly tied to company and individual performance in 2006 and includes the value of LTI Awards made in previous years.

9.	Stock Ownership Guidelines

The Company has stock ownership guidelines to help increase senior management stock ownership, to reflect the long-term nature of the business and to align senior management’s interests with those of shareholders.

Under these guidelines, the CEO is expected to own Company stock with a value equal to approximately five times his annual salary, and the other Executives are expected to own Company stock with a value of approximately three or four times their annual salary, depending on their job and title. This includes stock owned directly and stock held in retirement plans and does not include the value of restricted stock or stock options.

The Company also has guidelines since 1999, which were modified in 2006, for the sale of stock acquired upon exercise of stock options and the sale of restricted stock that becomes vested. Under these guidelines, Executives are expected to retain 50% and the CEO 75% of the shares of restricted stock that becomes vested and of shares acquired upon the exercise of stock options, net of any sales needed to pay taxes upon vesting, until they meet the ownership guidelines described above. Once the ownership guidelines are met, the CEO is expected to retain 50% and Executives are expected to retain 25% of the shares of restricted stock that become vested and shares acquired upon the exercise of stock options, net of any sales needed to pay taxes upon vesting, until they own twice the value as set forth in the ownership guidelines, after which there are no restrictions on sales. Messrs. Dunton, Brown and Budnick have met their respective stock ownership guidelines in 2006. As of December 31, 2006, Mr. Dunton owned 74,538 shares with a value of $5,445,746; Mr. Brown owned 648,015 shares with a value of $47,343,976; Mr. Budnick owned 47,817 shares with a value of $3,493,510; Mr. Chaplin owned 7,020 shares with a value of $512,881; and Mr. Zucker owned 7,150 shares with a value of $522,379.

10.	Pension Plans, Benefit Plans and Executive Perquisites

The Company offers the CEO, the Executive Chairman and Executives the same benefits offered to the general employee population. This includes participation in the Company’s healthcare benefits, where the Company shares in the cost of employee health insurance coverage with the amount of an employee’s contribution rising in proportion to the employee’s base salary; supplemental disability insurance in order to bring the income replacement benefit to a level equivalent to 70% of base salary; and participation in the Company’s qualified and non-qualified retirement plans.

The Company’s retirement program includes two qualified defined contribution plans and a non-qualified retirement plan. The Company does not maintain any defined benefit retirement plans. The qualified retirement plans include (i) a pension plan whereby the Company contributes each year an amount equal to ten percent of earned salary and annual bonus and (ii) a 401(k) plan whereby plan participants can contribute up to ten percent of earned salary and annual bonus on a pre-tax basis, and the Company will match participants’ contributions on a dollar-for-dollar basis up to five percent of earned salary and annual bonus. All employees, including Executives, receive the same Company contribution percentages. The Company’s non-qualified deferred compensation and excess benefit retirement plan provides plan participants with benefits that are in excess of those amounts possible within the qualified plans or otherwise do not meet IRS requirements. Participant contributions to this plan are tax deferred until the time of distribution.

In 2007 (for the 2006 performance year), the Company made a contribution to the Deferred Compensation and Excess Benefit Plan beyond 10% of earned salary in 2006 for Mr. Chaplin, to partially offset the value of the defined benefit pension plan benefit he would have earned had he not joined MBIA.

With respect to Executive perquisites, the Executives are provided with Company paid annual Executive physical exams at a cost of $2,200 each. Except as set forth above, the Company does not provide any Executive perquisites to its Executives. The Company also does not provide any Executive perquisites in connection with any severance or retirement agreements.

On November 8, 2006, the Committee adopted, and the Board of Directors approved, new voluntary retirement benefits which provide certain benefits, as the case may be, to the Company’s employees, including the Executives, upon retirement (the “Retirement Program”). To be eligible for the retirement benefits as described below an Executive must (1) be at least 55 years old, (2) have at least 5 years of service and (3) give at least a six-month advance notice of retirement. The Committee may waive any of the eligibility conditions or amend any of the provisions of the Retirement Program. Mr. Brown is not eligible to participate in this program. The Retirement Program was based on retirement benefits provided to employees in the past and on an evaluation of market practices. A summary of the retirement benefits under the Retirement Program can be found under the section “Potential Post Termination Payments as of December 31, 2006” below.

11.	Tax and Accounting Aspects of Executive Compensation

In designing our executive compensation plans and programs, we considered the tax and accounting aspects of such awards. The accounting costs associated with stock options was one of several factors that led us to reevaluate the nature of our long-term incentive awards. The fact that we provide different treatment for options granted before and after the adoption of our retirement program reflects the fact that applying the program retroactively would have had adverse accounting consequences. Our plans have generally been designed, where appropriate, to qualify the compensation payable thereunder as performance-based compensation that should be deductible for Federal income tax purposes despite the limits imposed under Section 162(m) of the Code. Where relevant, we have also designed our plans and programs to comply with, or to be exempt from the application of, Section 409A of the Code.

12.	Loans and Stock Activity

The Company does not have any program in place to provide loans to Executives of the Company. No Executive has an outstanding loan with the Company. To the knowledge of the Company, all stock or stock option activity by Executives and Directors required to be disclosed has been reported to the SEC when required to be disclosed except as set forth under “Section 16(A) Beneficial Ownership Reporting Compliance” below.

13.	Change of Control Arrangements

On November 8, 2006, the Compensation Committee adopted, and the Board approved, a Key Employee Employment Protection Plan (the “KEEPA Plan”), which superseded the existing key employee employment protection agreements. The terms and conditions of the KEEPA Plan are comparable in many respects to the individual agreements it replaced, but the terms that had been applicable under those agreements were modified to reflect changes in market practices. The net effect of these revisions was to lower the level of benefits that would be payable to the covered executives in the event of a change of control. The key changes in the KEEPA Plan as compared to the existing individual agreements were:

•	Severance benefits were reduced from a multiple of three to a multiple of two times the sum of a covered executive’s annual base salary plus the average of the executive’s last two annual bonuses.

•	The period that KEEPA Plan benefits are available following a change in control was shortened from three years to two years.

•

For all executives except the Chief Executive Officer, the right to resign and receive benefits under the KEEPA Plan during a thirty-day window following the first anniversary of a change of control has been eliminated.

•	Each covered executive is required to agree to a two year non-compete to receive the benefits available under the KEEPA Plan.

All of the named Executive Officers (other than Mr. Brown) are covered under the KEEPA Plan. Because of his anticipated retirement from the Company at the annual meeting, as contemplated when he entered into his transition employment agreement in 2004, Mr. Brown agreed to terminate his Key Employee Employment Protection with the Company, without being made a participant in the KEEPA Plan, effective as of January 1, 2007.

14.	Executive Employment Arrangements

A description of the Company’s executive employment arrangements can be found under “Individual Agreements” in the section “Potential Post Termination Payments as of December 31, 2006” below.

REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE

ON EXECUTIVE COMPENSATION

To:	The MBIA Inc. Board of Directors
From:	The Compensation and Organization Committee:
Mr. Daniel P. Kearney, Chair
Dr. Claire L. Gaudiani
Mr. John A. Rolls
Mr. Jeffery W. Yabuki

The Compensation and Organization Committee has reviewed the Compensation Discussion and Analysis and has discussed the disclosures contained therein with key members of the Company’s management team including the Executive Chairman, the Chief Executive Officer, the Chief Financial Officer and the Chief Administrative Officer. Based on our knowledge of the Company’s compensation program, we believe that the CD&A fairly and accurately discloses the practices, policies and objectives of the Company with respect to Executive compensation for the year 2006. Based upon this review and discussion, we have recommended to the Company’s Board of Directors that the CD&A as presented to us be included in this proxy statement and in the Company’s Form 10-K filing with the Securities and Exchange Commission.

MBIA INC.

SUMMARY COMPENSATION TABLE FOR 2006

Name & Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d) (1)	Stock Award ($) (e) (2)	Option Awards ($) (f) (3)	Non Equity Incentive Plan Compensation ($) (g) (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (h) (5)	All Other Compensation ($) (i) (6)	Total Compensation ($) (j) (7)
Gary C. Dunton Chief Executive Officer	2006	825,000	0	5,669,998	3,376,916	3,645,450	0	774,583	14,291,947

C. Edward Chaplin Chief Financial Officer and Vice Chairman of MBIA Insurance Corp.	2006	250,000	500,000	364,796	67,073	815,325	0	44,855	2,042,049

Joseph W. Brown Executive Chairman	2006	540,000	0	5,449,685	3,000,864	1,728,000	0	899,009	11,617,558

Neil G. Budnick Vice President President of MBIA Insurance Corp.	2006	600,000	0	2,491,093	1,511,495	1,917,000	0	393,077	6,912,665

Mark S. Zucker Vice President and Head of Global Structured Finance	2006	395,833	0	601,341	1,228,318	958,500	0	163,154	3,347,146

Nicholas Ferreri Former Chief Financial Officer and Vice President of MBIA Insurance Corp.	2006	166,667	185,000	343,063	(267,756)	86,130	0	123,136	636,240

(1)	The amounts shown represent non-performance based cash bonuses. Mr. Chaplin received a cash sign-on in the amount of $500,000 upon hire. Performance-based bonuses for the 2006 performance year are reported under the Non-Equity Incentive Plan column. For Mr. Ferreri, the amount shown also includes a cash bonus payment of $185,000 in connection with his departure.
(2)	The amounts shown represent the dollar amount of stock compensation expense recognized for financial accounting purposes in 2006 under FAS 123R (excluding any reduction with respect to the risk of forfeiture with respect to service vesting awards), and includes compensation costs associated with stock awards granted in previous years as well as any stock awards granted in 2006. For a discussion of valuation assumptions, see Note 24 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. With respect to Mr. Brown, the value includes the forfeiture on January 12, 2006 of 29,616 shares of performance-based restricted stock with a value of $1,321,614 that would have vested on that date; however, the performance criteria were not met in accordance with the terms of the grant (see the CD&A for more information). Individual awards granted in 2006 for each of the Executives are included in the Grants of Plan-Based Awards table and footnotes.
(3)	The amounts shown represent the dollar amount of option compensation expense recognized for financial accounting purposes in 2006 under FAS 123R (excluding any reduction with respect to the risk of forfeiture with respect to service vesting awards), and includes compensation costs associated with option awards granted in previous years as well as any option awards granted in 2006. For a discussion of valuation assumptions, see Note 24 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. Individual awards granted in 2006 for each of the Executives are included in the Grants of Plan-Based Awards table and footnotes. With respect to Mr. Ferreri, the negative amount shown reflects the accounting treatment of two unvested option awards that were forfeited in 2006 in connection with his departure.
(4)	The amounts shown represent performance-based cash bonuses for the 2006 performance year and LTI cash payouts for the performance period ending in 2006. The LTI payout represents the vesting of the 2003 MBV cash awards for the performance period 12/31/03-12/31/06 and represents a payout at 95.7% of target. See the CD&A for a description of bonus and LTI payments. See the table below for additional information with respect to the 2006 performance-based cash bonus and the LTI payouts.

Non-Equity Incentive Plan Compensation—2006

Name	Cash Performance Bonus	LTI Cash Payout	Total Non-Equity Incentive
Gary C. Dunton	1,875,000	1,770,450	3,645,450
C. Edward Chaplin	600,000	215,325	815,325
Joseph W. Brown	1,728,000	0	1,728,000
Neil G. Budnick	960,000	957,000	1,917,000
Mark S. Zucker	480,000	478,500	958,500
Nicholas Ferreri	N.A.	86,130	86,130

(5)

MBIA does not maintain a qualified or non-qualified defined benefit retirement plan. The Company does maintain a non-qualified defined contribution retirement plan. MBIA credits amounts to this plan that it is precluded from contributing to the pension and 401(k)

plans because of Internal Revenue Code limitations. With respect to the non-qualified retirement plan, there were no earnings credited in 2006 that were above the federal long-term interest rates for the applicable period. In 2006, the following interest rates were credited for the first, second, third and fourth quarters: 5.27%, 5.38%, 5.89% and 5.59% respectively. See the Non-Qualified Deferred Compensation table for details regarding contributions and earnings in 2006.

(6)	The amounts shown consist of company contributions made in 2006 to the qualified defined contribution pension and 401(k) plans, company credits made in 2006 to the non-qualified retirement plan and dividends paid in 2006 from unvested restricted stock. There were no perquisites paid on behalf of the named executives in 2006 that exceeded $10,000. With respect to Mr. Chaplin, the amount shown also includes an aggregate cost of $20,860 to the Company for housing reimbursement, which is part of his relocation assistance. Mr. Brown reimbursed the Company $43,569 (based on Standard Industry Flight Level rates) for his personal use of a corporate aircraft in which the Company owns a fractional interest. See the table below for specific information with respect to qualified retirement plan contributions and dividends paid in 2006. For company credits made in 2006 to the non-qualified retirement plan, see the Non-Qualified Deferred Compensation table. The table below also includes supplemental information with respect to qualified retirement plan executive contributions, earnings in 2006 and year-end balances, the amounts of which are not included in column (i).

Dividends Paid and Qualified Retirement Plan Contributions, Earnings and Balances—2006

Name	Dividends Paid in 2006 ($)	Company Contributions in 2006 ($)	Executive Contributions in 2006 ($)	Earnings in 2006 ($)	Balance as of Dec. 31, 2006 ($)
Gary C. Dunton	403,333	29,125	15,000	37,618	671,797
C. Edward Chaplin	13,578	0	5,000	239	5,341
Joseph W. Brown	579,659	31,500	15,000	26,905	348,509
Neil G. Budnick	159,077	30,500	20,000	192,351	2,268,392
Mark S. Zucker	37,946	28,500	20,000	7,975	339,441
Nicholas Ferreri	19,803	28,500	15,000	10,311	414,140

(7)	The amounts shown represent the sum of the amounts shown in all of the other columns in the Summary Compensation Table. The total compensation amounts include equity compensation costs from prior years and do not directly represent the compensation paid to the executives for the 2006 performance year. The total compensation paid for the 2006 performance year, which includes annual base salary, performance bonus and the year-end MBV restricted stock award (full value) for each Executive was: Mr. Dunton, $7,950,000; Mr. Chaplin, $2,530,000; Mr. Brown, $2,268,000; Mr. Budnick, $2,560,000; and Mr. Zucker, $1,430,000. See the CD&A report for additional information with respect to compensation paid and awarded for the 2006 performance year.

MBIA INC.

GRANTS OF PLAN-BASED AWARDS—2006

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares/ Units (#) (j) (5)	All Other Option Awards: Number of Securities Underlying Options (#) (k) (6)	Exercise or Base Price of Option Awards ($/Share) (l)	Grant Date Fair Value of Stock and Option Awards ($) (m) (7)
Name (a)	Grant Date (b) (1)	Board Approval Date (c)(2)	Threshold ($) (d)	Target ($) (e) (3)	Maximum ($) (f)	Threshold (#) (g)	Target (#) (h) (4)	Maximum (#) (i) (4)
Gary C. Dunton	2/27/06	2/27/06	N.A.	2,062,500	N.A.	0	97,252	97,252	0	0	N.A.	5,805,000
C. Edward Chaplin	6/26/06	5/16/06	N.A.	750,000	N.A.	0	0	0	31,299			1,800,000
	6/26/06	5/16/06								37,500	57.51	670,733
	9/20/06	5/16/06					5,000	5,000				308,450
	9/20/06	5/16/06					7,500	7,500				462,675
Joseph W. Brown	2/27/06	2/27/06	N.A.	2,160,000	N.A.	0	52,270	52,270	0	0	N.A.	3,120,000
Neil G. Budnick	2/27/06	2/27/06	N.A.	1,200,000	N.A.	0	40,208	40,208	0	0	N.A.	2,400,000
Mark S. Zucker	2/27/06	2/27/06	N.A.	600,000	N.A.	0	16,753	16,753	0	0	N.A.	1,000,000
Nicholas Ferreri	2/27/06	2/27/06	N.A.	525,000	N.A.	0	14,659	14,659	0	0	N.A.	875,000

(1)	The equity grant date in each case, except for Mr. Chaplin, is the date the board approved the equity award. With respect to Mr. Chaplin, the June 26, 2006 date represents his hire date for the restricted stock and stock option sign-on awards and the September 20, 2006 date represents the dividend record date coinciding with the calendar quarter in which he was employed, which is consistent with the Company’s practice for the grant of MBV restricted stock awards to new hires.

(2)	With respect to Mr. Chaplin, the approval date represents the date on which the Compensation and Organization Committee of the Board approved Mr. Chaplin’s sign-on equity awards.

(3)	As described in the CD&A, the Compensation and Organization Committee has approved bonus ranges with target bonus opportunities expressed as a percentage of salary for our Executives for 2006. Bonus amounts up to target could be paid for maximum performance based upon the achievement of Company financial goals and individual performance objectives. Based on the terms of the Company’s 2006 Annual Incentive Plan, no individual may receive an annual bonus amount in excess of $5 million. The bonus amounts shown reflect the 2006 target bonus opportunities established at the beginning of the year for each of the executives based on their 2006 salaries and do not reflect the actual bonuses paid to the named executives for 2006. Actual performance-based bonuses for 2006 are reported in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

(4)	The amounts shown for Messrs. Dunton, Budnick, Zucker and Ferreri represent the value of performance-based long-term incentive awards (i.e., MBV restricted stock) granted on February 27, 2006 for the 2005 performance year (performance period is December 31, 2005 through December 31, 2008). MBV restricted stock awards vest three years after grant date. The number of shares that vest will depend on MBV growth over the three-year performance period. If MBV grows 30% or more over the three-year period, then 100% of the stock will vest. If growth is less than 30%, the number of shares that will vest will be adjusted downward. MBV restricted stock awards are granted at the maximum number of shares that will vest. Dividends are paid on all restricted stock at the same rate payable to shareholders from the date of grant.

Mr. Chaplin received two MBV restricted stock awards in connection with his employment, which represents MBV awards that will vest in years 2008 and 2009 (5,000 and 7,500 shares respectively). The award’s values are based on $61.69 per share, which is the closing fair market value of company shares on the grant date. The vesting and performance terms of these awards are the same as the MBV awards described above.

Mr. Brown received a performance-based restricted stock award that represents a 2002 MBV cash award that was converted into restricted stock based on the closing share price on the date of conversion, which was February 27, 2006. This stock award remained subject to the original performance goal, which was a $70 share price trading target and would vest on Mr. Brown’s retirement date or earlier if the performance target was achieved. The performance target was met on December 22, 2006 at which time the award vested.

With respect to Mr. Ferreri and in connection with his departure in 2006, his outstanding MBV restricted stock awards will continue to vest for a period of one year following his separation date, at which time his shares will become vested based on the time period from the date of grant through the end of the one-year period and MBV performance during the same time period.

MBV restricted stock awards were granted on February 15, 2007 for the 2006 performance year (performance period is December 31, 2006 through December 31, 2009). Mr. Dunton received 74,090 shares with a grant value of $5,250,000 and Mr. Chaplin received 20,181 shares with a grant value of $1,430,000. These values are based on $70.86 per share, which is the closing fair market value of company shares on the grant date. These awards are subject to same vesting and performance criteria as described in the first paragraph of this footnote. Messrs. Brown, Budnick and Zucker did not receive LTI awards in 2007. See the CD&A for additional information with respect to the aforementioned executives.

(5)	Mr. Chaplin received a restricted stock sign-on award upon hire in the amount of $1,800,000. This award will vest 50% on the second anniversary of the grant date with the remaining 50% vesting on the fourth anniversary of the grant date.

(6)

There were no stock options granted in 2006 to the Executives except for Mr. Chaplin, who received a stock option sign-on award of 37,500 options upon hire. The options are subject to five-year cliff vesting and will expire ten years from the grant date. See the CD&A for details. The fair value of these options is based upon the Black-Scholes option valuation model. Black-Scholes is a mathematical model used to estimate the theoretical price an individual would pay for a traded option. The actual value an executive may realize will depend on the excess of the stock price over the exercise price. There is no assurance the value realized will be at or near the value estimated by Black-Scholes. The fair value of each option is $17.89 based on the following assumptions: (i) an exercise price of $57.51, (ii) an expected option term of 6.37 years, (iii) a future dividend yield of 2.405%, (iv) a risk-free interest rate of 5.05% and (v) an estimated stock price volatility of 0.3107.

(7)	The amounts shown reflect the grant fair values of each of the equity awards listed in the table as determined in accordance with FAS 123R, except that no discount has been taken with respect to any service vesting award in respect of the risk that such award could be forfeited.

MBIA INC.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2006

	Option Awards							Stock Awards
Equity Incentive Plan Awards:
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h) (1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j) (1)
Gary C. Dunton	75,000 24,000 300,000 110,655 112,500 200,000 200,000 0 0	0 0 0 0 0 0 0 0 200,000	(3)	0 0 0 0 0 0 0 200,000 0	(2)	43.00 42.50 45.25 32.54 44.63 52.81 36.69 64.84 58.84	Jan 9, 2008 Dec 9, 2008 Jan 7, 2009 Dec 9, 2009 Jan 11, 2011 Feb 7, 2012 Feb 12, 2013 Feb 10, 2014 Feb 16, 2015
								32,775 28,532 30,262	(4) (6) (8)	2,394,542 2,084,548 2,210,942	125,000 35,690 97,252	(5) (7) (9)	9,132,500 2,607,511 7,105,231

C. Edward Chaplin	0	37,500	(10)	0		57.51	Jun 26, 2016
								31,299	(11)	2,286,705	5,000 7,500	(12) (13)	365,300 547,950

Joseph W. Brown (14)	1,200,000 246,000 375,000 375,000 304,000	0 0 0 0 0		0 0 0 0 0		45.25 32.54 44.63 52.81 36.69	Jan 7, 2009 Dec 9, 2009 Jan 11, 2011 Feb 7, 2012 Feb 12, 2013
											127,000 200,000	(5) (5)	9,278,620 14,612,000

Neil G. Budnick	13,560 19,170 225,000 62,130 54,000 44,000 16,000 33,000 22,000 0	0 0 0 0 0 11,000 4,000 22,000 33,000 100,000	(15) (15) (16) (17) (3)	0 0 0 0 0 0 0 0 0 0		42.79 42.50 45.25 32.54 44.63 52.81 52.81 36.69 64.84 58.84	Dec 11,2007 Dec 9, 2008 Jan 7, 2009 Dec 9, 2009 Jan 11, 2011 Feb 7, 2012 Feb 7, 2012 Feb 12, 2013 Feb 10, 2014 Feb 16, 2015
								14,875 7,846 18,864	(4) (6) (8)	1,086,768 573,229 1,378,204	35,000 21,244 40,208	(18) (7) (9)	2,557,100 1,552,087 2,937,596

Mark S. Zucker	15,000 22,500 60,000 24,000 18,000 12,000 12,000 0	0 0 0 6,000 12,000 8,000 18,000 30,000	(15) (16) (16) (17) (19)	0 0 0 0 0 0 0 0		27.13 44.63 44.63 52.81 36.69 36.69 64.84 58.84	Mar 13, 2010 Jan 11, 2011 Jan 11, 2011 Feb 7, 2012 Feb 12, 2013 Feb 12, 2013 Feb 10, 2014 Feb 16, 2015
								7,059 2,853	(4) (6)	515,731 208,440	7,478 16,753	(7) (9)	546,343 1,223,974

Nicholas Ferreri	0	0		0		0	N.A.				5,099 14,659	(20) (20)	372,533 1,070,987

(1)	The amounts shown are based on $73.06 per share, the closing fair market value of the shares on December 29, 2006.

(2)	Stock options vest on the last day of a period of ten consecutive trading days in which MBIA shares have traded at least $90 at any point during each trading day. If the trading target is not met, options will fully vest on February 10, 2013.
(3)	Stock options vest on February 16, 2010, which is the fifth anniversary of the grant date.
(4)	Restricted stock vests on February 12, 2007.
(5)	MBV restricted stock vests on January 1, 2009 and is subject to accelerated vesting. The award will immediately vest when MBV grows by at least 50% from MBV as of January 1, 2004. If the award has not vested by January 1, 2009, then the award will vest proportionate to the MBV appreciation achieved over the five-year performance period.
(6)	Restricted stock vests on February 10, 2008.
(7)	MBV restricted stock vests on February 16, 2008, which is three years from the date of grant. The number of shares that will vest at the end of the three-year vesting period will depend on growth in MBV over the three-year period, but cannot exceed the number of shares granted. If MBV grows by 30% or more over the three-year period, then 100% of the MBV restricted rtock will vest. If MBV growth over the three-year period is lower than 30%, the number of shares of MBV restricted stock that will vest at the end of the three-year period will be adjusted downward in proportion to the amount by which actual growth in MBV over the three-year period is below 30%.
(8)	Restricted stock vests on February 16, 2009.
(9)	MBV restricted stock vests on February 27, 2009, which is three years from the date of grant. This is subject to the same MBV growth and vesting terms as described in footnote (7).
(10)	Stock options vest on June 26, 2011, which is the fifth anniversary of the grant date.
(11)	Restricted stock was granted on June 26, 2006 with 50% vesting on the second anniversary of the grant date and the remaining 50% vesting on the fourth anniversary of the grant date.
(12)	MBV restricted stock vests on February 16, 2008. This is subject to the same MBV growth and vesting terms as described in footnote (7).
(13)	MBV restricted stock vests on February 27, 2009. This is subject to the same MBV growth and vesting terms as described in footnote (7).
(14)	On January 12, 2006, Mr. Brown forfeited 29,616 shares of performance-based restricted stock with a value of $1,321,614 that would have vested on this date; however, the performance criteria were not met in accordance with the terms of the grant (see the CD&A for more information).
(15)	Stock options fully vest on February 7, 2007 with gradual vesting as follows: 40% of the options shall become exercisable on the second anniversary of the grant date and the remaining 60% of the options shall become exercisable in equal 20% installments on each of the third, fourth and fifth anniversaries of the grant date.
(16)	Stock options fully vest on February 12, 2008 with the same gradual vesting as described in footnote (15).
(17)	Stock options fully vest on February 10, 2009 with the same gradual vesting as described in footnote (15).
(18)	MBV restricted stock vests on January 1, 2010 and is subject to accelerated vesting. The award will immediately vest when MBV grows by at least 50% from MBV as of January 1, 2005. If the award has not vested by January 1, 2010, then the award will vest proportionate to the MBV appreciation achieved over the five-year performance period.
(19)	Stock options fully vest on February 16, 2010 with the same gradual vesting as described in footnote (15).
(20)	MBV restricted stock vests on June 30, 2007. In accordance with the terms of his departure, Mr. Ferreri’s MBV restricted stock awards will continue to vest for a period of one year following his separation date. The number of shares that vest will be based on the time period from the date of grant through the end of the one-year period and MBV performance during the same time period.

MBIA INC.

OPTION EXERCISES AND STOCK VESTED IN 2006

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b) (1)	Value Realized on Exercise ($) (c) (2)	Number of Shares Acquired on Vesting (#) (d) (3)	Value Realized on Vesting ($) (e) (4)
Gary C. Dunton	0	0	27,339	1,655,376
C. Edward Chaplin	0	0	0	0
Joseph W. Brown	0	0	150,649	10,876,858
Neil G. Budnick	0	0	11,823	715,883
Mark S. Zucker	0	0	4,729	286,341
Nicholas Ferreri	33,060	611,091	0	0

(1)	There were no option exercises in 2006 by the Executives except for Mr. Ferreri in connection with his departure from the Company.
(2)	With respect to options, the value shown is equal to the closing share price on the date of exercise, less the exercise price, times the number of shares acquired.
(3)	Messrs. Dunton, Budnick and Zucker had restricted shares that vested on February 7, 2006 following the completion of the restriction period. Mr. Brown had performance-based restricted shares that vested on December 22, 2006 because a $70 share price trading target was achieved on that date. See the CD&A for additional information with respect to Messrs. Dunton and Brown.
(4)	The value of stock awards upon vesting is equal to the number of shares vested times the closing share price on the date of vesting.

MBIA INC.

NON-QUALIFIED DEFERRED COMPENSATION IN 2006

Name (a)	Executive Contributions in 2006 ($) (b) (1)	Company Contributions in 2006 ($) (c) (1)	Earnings in 2006 ($) (d) (2)	Withdrawals/ Distributions ($) (e) (3)	Balance as of 12/31/06 ($) (f)
Gary C. Dunton	232,500	342,125	193,721	0	3,741,573
C. Edward Chaplin	18,750	10,417	295	0	29,462
Joseph W. Brown	211,800	287,850	189,210	0	3,630,379
Neil G. Budnick	141,000	203,500	202,767	0	3,861,565
Mark S. Zucker	74,583	96,708	55,194	0	1,076,430
Nicholas Ferreri	24,583	74,833	21,305	417,719	0

(1)	MBIA maintains a non-qualified defined contribution retirement plan. Under this plan, MBIA credits amounts that it is precluded from contributing to the pension and 401(k) plans because of Internal Revenue Code limitations. The amounts credited include both Company and employee contributions. The amounts shown in column (c) represent annual Company contributions in 2006 to the 401(k) and pension plans. Beginning in 2007, Mr. Chaplin will receive five annual credits to the non-qualified retirement plan in the amount of $140,000 per year to partially offset the value of the pension benefit he would have earned from his prior employer. Eligible compensation and the vesting of balances under this plan follow the Company’s pension and 401(k) plans.
(2)	The non-qualified retirement plan earnings are based upon the Lehman Brothers Government/Corporate Bond Index. For interest rates credited in 2006, see footnote (5) in the Summary Compensation Table.
(3)	The vested account balances are distributed following termination as a lump sum payment or in annual installments, as previously elected by the recipient and in all cases in accordance with the requirements of Section 409A of the Internal Revenue Code. There was one distribution of assets from the non-qualified retirement plan, which was for Mr. Ferreri in connection with his departure. This amount was paid in a lump sum on December 30, 2006.

MBIA INC.

POTENTIAL POST TERMINATION PAYMENTS AS OF DECEMBER 31, 2006

The following summaries describe potential compensation and benefits payable to an Executive upon termination of employment under the following events: (a) involuntary (not for cause) or constructive termination following a change in control; (b) retirement; (c) other terminations that include involuntary termination (not for cause, retirement or change in control), voluntary termination for good reason (constructive termination) and resignation; and (d) payments and benefits upon death or disability.

The Company’s compensation and benefits plans may provide certain compensation payments and benefits under the various termination events as described above. In general, employees participating in the compensation and benefit plans are treated similarly with respect to the various termination scenarios. Differences may apply where Executives are covered under individual agreements (e.g., change in control agreements). Mr. Ferreri left the Company in June 2006 and is not included in the summaries and tables.

Any compensation and benefits payable to an Executive are described below. Following the narrative are estimated dollar values associated with these payments and benefits for each Executive.

Individual Agreements

The Company has entered into an agreement with C. Edward Chaplin pursuant to which Mr. Chaplin will serve as Chief Financial Officer of the Company and Vice Chair of its wholly owned subsidiary, MBIA Insurance Corporation. Under the agreement, Mr. Chaplin’s initial annual base salary will be $500,000 and his annual bonus will be made at the Company’s discretion (the bonus will be based primarily upon the Company’s financial performance and upon individual performance factors). Mr. Chaplin will also be eligible to receive a long-term incentive cash award payment in 2007 (targeted at $225,000) and performance-based restricted stock awards that will vest in 2008 and 2009 (targeted at 5,000 and 7,500 shares respectively). Mr. Chaplin may be awarded performance shares in the future as approved by the Chief Executive Officer and the Compensation Committee. Mr. Chaplin will receive a Company pension contribution for 2006, which will be made in early 2007. Mr. Chaplin will also receive five annual credits to the Company’s Deferred Compensation and Excess Benefit Plan in the amount of $140,000 per year. The Company will provide Mr. Chaplin with relocation assistance.

In addition to the compensation described above, and as an inducement to him to accept employment with the Company, Mr. Chaplin received sign-on incentives under the letter agreement. These incentives, which are designed to compensate Mr. Chaplin for the compensation that he will forfeit upon termination of employment with his prior employer, included (i) a cash bonus of $500,000, (ii) 31,299 shares of restricted stock with a value of $1,800,000 at the time of the grant that vest 50% on the second anniversary and the remaining 50% on the fourth anniversary of the grant date, (iii) a grant of 37,500 stock options, with an exercise price of $57.51, the closing price of the Company’s shares on the date of grant, that will become 100% vested on the fifth anniversary of the grant date and will expire ten years from the date of grant.

The letter agreement further provides that if, within the first 18 months of his employment, the Company terminates Mr. Chaplin’s employment for any reason other than cause, Mr. Chaplin will be entitled to a severance payment valued at $500,000 at the time of separation. In addition, the restricted stock and stock options awarded to Mr. Chaplin in connection with the commencement of his employment will immediately vest on the date of termination and the options will remain exercisable for one year from the date of termination.

A copy of Mr. Chaplin’s agreement was filed as an exhibit to the Company’s Form 10-Q on August 6, 2006.

In addition, in May 2004, the Company entered into new agreements with Messrs. Brown and Dunton in connection with the implementation of the Company’s succession plan pursuant to which Mr. Dunton was promoted to Chief Executive Officer of the Company and Mr. Brown agreed to remain with the Company as its Executive Chairman.

Under the terms of Mr. Brown’s agreement, Mr. Brown has agreed to serve as Executive Chairman at the discretion of the Board until the date of the Company’s May 2007 annual shareholders meeting (or May 31, 2007, if earlier). The agreement provided for an annualized base salary of $720,000 for Mr. Brown during his employment period, which was reduced to $540,000 effective January 1, 2005. Mr. Brown’s agreement provides for special vesting and exercisability of his outstanding stock options and certain of his equity-based and long-term incentive awards in the event that Mr. Brown remains employed with the Company through May 2007 or in the event that Mr. Brown is involuntarily or constructively terminated by the Company prior to May 2007. Under the terms of Mr. Brown’s agreement, Mr. Brown agreed to be bound by certain non-competition and non-solicitation covenants in favor of the Company for two years following his termination of employment.

Under the terms of Mr. Dunton’s agreement, Mr. Dunton is entitled to special vesting and exercisability of his outstanding stock options in the event that he is involuntarily or constructively terminated by the Company. Under the terms of Mr. Dunton’s agreement, Mr. Dunton agreed to be bound by certain non-competition and non-solicitation covenants in favor of the Company for two years following his termination of employment.

Copies of Mr. Dunton’s and Mr. Brown’s agreements were filed as exhibits to the Company’s Form 8-K on May 7, 2004.

Involuntary or Constructive Termination Following a Change in Control

On November 8, 2006, the Compensation Committee adopted, and the Board approved, a Key Employee Employment Protection Plan (the “KEEP Plan”), which superseded the existing key employee employment protection agreements. The terms and conditions of the KEEP Plan are comparable in many respects to the individual agreements it replaced, but the terms that had been applicable under those agreements were modified to reflect changes in market practices. The net effect of these revisions was to lower the level of benefits that would be payable to the covered executives in the event of a change of control. Mr. Brown agreed to terminate his participation in the KEEP Plan with the Company.

Description of the Plan. Below is a summary of key provisions of the Plan. A copy of the Plan has been filed as Exhibit 10.80 to the Company’s Annual Report on Form 10-K filed on March 1, 2007. A form of an individual agreement by which each covered executive would agree to the restrictive covenants that are a condition to the receipt of Plan benefits has been filed as Exhibit 10.81 to the Company’s Form 8-K filed on November 15, 2006.

The Plan becomes effective on the date on which the change of control occurs and coverage is effective for a period of 24 months thereafter. Any employee who is a direct report of the Chief Executive Officer whom he or she designates as a member of senior management of the Company and who is approved by the Compensation Committee as a participant, and each other employee designated by the Committee, is eligible for benefits under the Plan.

Benefits payable under the Plan are triggered by a change of control of the Company (as defined below) followed by an involuntary termination by the Company (not for cause) or a constructive termination; that is, a termination by the executive following one of several enumerated adverse changes in the terms and conditions of his or her employment (good reason). In the case of the Chief Executive Officer only, benefits are also payable upon a resignation during a thirty-day window following the first anniversary of the change of control. These terminations are each referred to as a “qualifying termination.”

“Cause” means:

(i)	the willful failure by the participant to perform substantially his duties under Section 3 of the Agreement (other than due to physical or mental illness) after reasonable notice to the Participant of such failure, (ii) the participant’s engaging in serious misconduct that is injurious to the Company or any subsidiary of the Company in any way, including, but not limited to, by way of damage to their respective reputations or standings in their respective industries, (iii) the participant’s having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony or (iv) the breach by the participant of any written covenant or agreement with the Company or any subsidiary of the Company not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any subsidiary of the Company or not to compete or interfere with the Company or any subsidiary of the Company.

“Change of Control” means:

(i)	any person (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act), but excluding any of the Company, any subsidiary of the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company, acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined Voting Power of the Company’s Voting Securities (as defined in the Plan); or

(ii)	within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office (other than in compromise of a proxy contest or to avoid such contest) shall be deemed to be an Incumbent Director for purposes of this subclause (ii); or

(iii)	upon the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which has been approved by the shareholders of the Company (a “Corporate Event”), and immediately following the consummation of which the stockholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power (as defined in the Plan) in (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event.

“Good Reason” means the occurrence of any of the following, without the express written consent of the affected Participant, after the occurrence of a Change of Control:

(i)	the assignment to the participant of any duties inconsistent in any material adverse respect with the Participant’s position, authority or responsibilities as contemplated by Section 5 of the Plan, or any other material adverse change in such position, including titles, authority or responsibilities;

(ii)	any failure by the Company to comply with any of the provisions of Section 6 of the Plan, which provides for compensation terms during the two-year period following a Change of Control, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Participant;

(iii)	the Company’s requiring the participant to be based at any office or location more than 50 miles (or such other distance as shall be set forth in the Company’s relocation policy as in effect at the Effective Time) from (x) that location at which he performed his services immediately prior to the Change of Control and (y) the participant’s residence immediately prior to the Change of Control, except for travel reasonably required in the performance of the participant’s responsibilities; or

(iv)	any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by the Plan.

The Plan provides that the Company will continue to employ each covered officer for a period of two years from the effective date of the change of control. During this period, the position, title, authority and responsibilities as well as salary, bonus and other elements of compensation for each covered officer are to be maintained at levels equal to or commensurate with levels existing prior to the change of control. In the event of a qualifying termination during the two year effective period, a covered officer will receive a lump sum severance payment equal to two times the sum of his or her annual base salary and the average of the annual bonuses payable to the officer for the prior two years. The severance payment will also include a pro-rated annual bonus for the year of termination and a pro-rated MBV cash award through the month of termination.

The Plan provides that in the event of a qualifying termination, stock options held by a covered officer will become fully exercisable and the officer may exercise such options until the earlier to occur of the expiration date of the option or the fifth anniversary of the qualifying termination. All time-vesting restricted stock held by an officer will fully vest upon a qualifying termination. Performance vesting shares shall be administered in accordance with the terms of the applicable award agreement.

Under the Plan, each covered officer who incurs a qualifying termination will also receive (1) continued health and group life insurance coverage for a period of 24 months following the date of the qualifying termination and (2) credits to the Company’s non-qualified retirement plan in an amount equal to the amount that otherwise would have been contributed on his or her behalf under the Company’s pension plan and 401(K) Plan had his or her employment continued for another 24 months.

In addition, to the extent that any payments are subject to the excise tax imposed on so-called “excess parachute payments,” a tax gross-up payment will be made to each covered officer. This gross-up will not apply, however, if the total amount of payments that would otherwise be made to the officer on account of the change in control (including, but not limited to, the payments under the Plan) exceeds a safe harbor amount that can be paid without any excise tax by at least 10%. If such total payments are less than 10% over the safe harbor limit, Plan payments to the covered officer will be reduced to the extent necessary to eliminate any excise tax.

As a condition to the receipt of benefits, the Plan requires that a covered officer agree to be bound by a non-competition and non-solicitation clause and a non-disparagement clause. A violation of any of these clauses will result in a loss of future severance benefits and possible forfeiture to the Company of any severance benefits already paid.

Retirement Payments and Benefits

On November 8, 2006, the Committee adopted, and the Board of Directors approved, new voluntary retirement benefits which provide certain benefits, as the case may be, to the Company’s employees, including the Executives, upon retirement (the “Retirement Program”). To be eligible for the retirement benefits as described below an Executive must (1) be at least 55 years old, (2) have at least five years of service and (3) give at least a six month advance notice of retirement. The Committee may waive any of the eligibility conditions or amend any of the provisions of the Retirement Program. Mr. Brown is not eligible to participate in this program. The Retirement Program was based on retirement benefits provided to employees in the past and on an evaluation of market practices. The following is a summary of the retirement benefits under the Retirement Program:

Base Salary. No salary continuation beyond the retirement date.

Year-end Performance Bonus. The performance bonus for the year of retirement will be equivalent to the average of the last two year’s performance bonus (excludes special bonuses) and prorated based on number of months of service in that year, presuming consistent performance by the Executive over two years preceding the retirement.

MBV Restricted Stock. All outstanding MBV Restricted Stock will continue to vest beyond the retirement date in accordance with the original performance-based vesting terms and the award at vesting will be subject to actual MBV performance for the relevant three-year performance period. Thus, a recipient of an MBV Restricted Stock award who qualifies for the Retirement Program benefits will vest in such award on the same terms (other than the requirement of continued employment) as though he or she continued to be employed.

Restricted Stock. All other outstanding restricted stock will immediately vest at the retirement date.

Stock Options. The treatment of stock options will be different for options that were granted prior to the effective date of the Retirement Program (“Pre-Program Options”) and for options granted after the effective date (“Post-Program Options”).

Post-Program Options. All outstanding unvested Post-Program Options will continue to vest beyond the retirement date in accordance with the original vesting terms as though the retiree continued to be employed. All vested options may be exercised until the earlier of a period up to five years from the retirement date or the expiration of the option.

Pre-Program Options. All outstanding unvested Pre-Program Options will immediately vest on the retirement date. All outstanding options at retirement may be exercised until the later of 90 days following the retirement date or the last day of the calendar year of retirement; not to exceed the original expiration of the option term.

Cash Award in the Year of Retirement. In the event that the Company does not grant a year-end LTI award for the Executive’s last performance year following an advance notification of retirement, a partial cash payment may be awarded in lieu of the LTI Award that would otherwise have been awarded to the Executive.

Restricted Stock Unit (RSU) Award upon Retirement. To the extent that an Executive has Pre-Program Options at the date of retirement, the Executive will receive an RSU award at retirement. The RSU award vests three years after the grant date. The value of the new RSU award will approximate the potential income that the Executive could have received from the exercise of Pre-Program Options during a post-retirement period of up to five years. Dividends will be paid on the number of RSU’s awarded. The RSU award will be subject to such other terms and conditions as may be deemed necessary or appropriate by the Company as of the date of grant and set forth in the applicable award agreement.

Restrictive Covenants. The continued vesting of any outstanding LTI Awards or RSU’s will require the Executive to consent to a three year non-compete, non-solicitation and non-disparagement provisions. In the event of a breach by an Executive of the restrictive covenants, they could be subject to the forfeiture of any benefits received under the Retirement Program

Healthcare Benefits. The Executive can continue medical and dental benefits under the Company’s retiree healthcare program with the Executive assuming the full premium costs. The Executive can convert standard group life insurance to an individual policy.

Accrued and Unused Vacation. Accrued and unused vacation time as of the retirement date will be paid at retirement consistent with current vacation company policy.

In connection with the adoption of the Retirement Program, the Committee approved amendments to the Company’s Omnibus Incentive Plan providing for the following:

•

To be eligible for retirement under the Omnibus Incentive Plan, a participant must be at least (1) 55 years old and (2) have completed at least five years of service, or attain such other age (not less than 50) and complete such number of years of service as otherwise determined by the Committee.

•

Except as otherwise set forth in the award agreement, a participant’s performance shares and performance units under the Plan will continue to be earned and paid in accordance with their terms for up to five years following retirement and participants will be deemed to be employed for an additional five years following retirement.

•

Except as otherwise set forth in the award agreement, restrictions on the shares of restricted stock and restricted stock units granted under the Plan shall lapse to the extent such restrictions would have lapsed had the participant remained in the Company’s employ for an additional five years following retirement.

•

Options granted on or after November 8, 2006 under the Plan will continue to become exercisable in accordance with the Plan as if the participant remained employed for an additional five years following retirement, and will remain exercisable until the earlier of (A) the fifth anniversary of the participant’s retirement and (B) the date on which the option otherwise expires in accordance with its stated term.

•	The Committee may modify any five-year period described above at or after a grant.

Mr. Brown’s retirement terms are covered under his employment agreement and include the following provisions.

Stock Options. Vested options remain exercisable until the earlier of (a) May 31, 2012, (b) the second anniversary following the date on which the Company’s stock closes at a price that is (i) greater than or equal to $90.00 per share and (ii) greater than or equal to 150% of the closing price on the retirement date and (c) the original expiration date of the options.

MBV Restricted Stock. Outstanding MBV restricted stock awards will continue to vest in accordance with their terms as granted.

Other Terminations—Involuntary Termination not for Cause, Constructive Termination and Resignation

MBIA would provide the following compensation payments and benefits upon the termination of an executive other than for cause, change in control or retirement. This includes termination by the company not for cause, a voluntary termination for good reason and resignation.

Cash Severance. Any cash payment will be paid at the discretion of the Board in a manner consistent with past practice.

Restricted Stock. Upon voluntary termination all shares are forfeited. Upon an involuntary termination not for cause or a constructive termination all shares become vested.

Stock Options. Vested options may be exercised for a period up to 90 days and unvested options are forfeited.

MBV Restricted Stock. Upon voluntary termination (constructive and resignation), all shares are forfeited. Upon termination by the Company not for cause, a prorated portion of the performance shares become vested based on (i) MBV appreciation through the termination date and (ii) the portion of the performance period completed through the termination date.

MBV Cash Awards. Any payment will be paid at the discretion of the Board in a manner consistent with past practice.

Messrs. Brown, Dunton and Chaplin are covered under their respective employment agreements that provide for other payments as follows.

With respect to Mr. Brown, in the event of an involuntary termination not for cause or a constructive termination, cash severance payments will equal salary and bonus compensation through the remainder of the employment period (May 2007). Stock options will be treated the same as under retirement. MBV restricted stock will become fully vested on the termination date. In the event of resignation, there will be no future cash payments and all unvested equity will be canceled and forfeited and vested options will remain exercisable until the earlier of (i) the second anniversary of the termination date and (ii) the expiration of the original term of the option.

With respect to Mr. Dunton, outstanding equity awards will be treated as follows. If terminated on or before the fourth anniversary of the agreement dated May 2004, option vesting and exercisability shall be determined as if the executive remained employed through the fifth anniversary of the termination date (“Vesting Date”). Any options not previously vested will become vested on the Vesting Date. Mr. Dunton may exercise his vested options until the earlier of (i) one year following the fifth anniversary of the termination date and (ii) the expiration of the original term of the option. In the event of resignation, Mr. Dunton will be treated the same as the other executives.

If Mr. Chaplin is terminated or a constructive termination occurs within 18 months of his hire date, Mr. Chaplin will receive a cash severance of $500,000 and his sign-on option and restricted stock awards will immediately vest.

Death and Disability Payments

MBIA would provide the following compensation payments upon death and disability. Health and welfare benefits provided in the event of death or disability for an executive would be the same as for all other employees.

Restricted stock: Immediate vesting of restricted stock.

Stock Options: Immediate vesting of stock options with a one-year exercise period from the termination date.

MBV Restricted Stock. A prorated portion of the performance shares become vested based on MBV appreciation through the termination date.

MBV Cash Awards. The payment of the MBV cash award will be at the discretion of the Board.

With respect to Mr. Brown, in the event of death, disability, stock options will be treated the same as under retirement.

Tables Showing Potential Post Termination Payments as of December 31, 2006

The following tables show the estimated value of only the compensation and benefits that become payable as a result of the different termination events (e.g., accelerated vesting of equity) for each of the executives. The values have been estimated as if the termination events occurred on December 31, 2006. The value of equity compensation assumes the closing fair market value of MBIA shares on December 29, 2006 which was $73.06. For performance-based awards, it is assumed that 100% of the performance goal is attained.

Gary C. Dunton
Payment or Benefit upon Termination	Change in Control ($)	Retirement ($)	Involuntary and Constructive Termination ($)
Cash Severance	4,743,750	0	0
Cash Bonus	1,546,875	0	0
Restricted Stock	6,690,031	0	6,690,031
Stock Options	4,488,000	0	4,488,000
MBV Restricted Stock	13,231,968	0	13,231,968
MBV Cash Award	1,850,000	0	0
Excise Tax Gross-up	12,187,365	0	0
Retirement Benefits	495,000	0	0
Healthcare Benefits	50,827	0	0

Total	45,283,816	0	24,409,999

Joseph W. Brown
Payment or Benefit upon Termination	Change in Control ($)	Retirement ($)	Involuntary and Constructive Termination ($)
Cash Severance	180,000	0	180,000
Cash Bonus	540,000	0	540,000
Restricted Stock	0	0	0
Stock Options	0	0	0
MBV Restricted Stock	23,890,620	0	23,890,620
MBV Cash Award	0	0	0
Excise Tax Gross-up	0	0	0
Retirement Benefits	0	0	0
Healthcare Benefits	0	0	0

Total	24,610,620	0	24,610,620

C. Edward Chaplin
Payment or Benefit upon Termination	Change in Control ($)	Retirement ($)	Involuntary and Constructive Termination ($)
Cash Severance	2,200,000	0	500,000
Cash Bonus	600,000	0	0
Restricted Stock	2,286,705	0	2,286,705
Stock Options	583,125	0	583,125
MBV Restricted Stock	425,572	0	425,572
MBV Cash Award	225,000	0	0
Excise Tax Gross-up	0	0	0
Retirement Benefits	81,551	0	0
Healthcare Benefits	25,797	0	0

Total	6,427,750	0	3,795,402

Neil G. Budnick
Payment or Benefit upon Termination	Change in Control ($)	Retirement ($)	Involuntary and Constructive Termination ($)
Cash Severance	3,060,000	0	0
Cash Bonus	930,000	0	0
Restricted Stock	3,038,200	0	3,038,200
Stock Options	2,797,150	0	0
MBV Restricted Stock	4,567,868	0	4,567,868
MBV Cash Award	1,000,000	0	0
Excise Tax Gross-up	4,670,660	0	0
Retirement Benefits	312,000	0	0
Healthcare Benefits	39,887	0	0

Total	20,415,765	0	7,606,068

Mark S. Zucker Payment or Benefit upon Termination	Change in Control ($)	Retirement ($)	Involuntary and Constructive Termination ($)
Cash Severance	1,588,262	0	0
Cash Bonus	462,500	462,500	0
Restricted Stock	724,171	724,171	724,171
Stock Options	1,423,460	1,423,460	0
Restricted Stock Unit	0	736,627	0
MBV Restricted Stock	770,936	1,770,317	770,936
MBV Cash Award	500,000	0	0
Excise Tax Gross-up	0	0	0
Retirement Benefits	179,167	0	0
Healthcare Benefits	10,676	0	0

Total	5,659,172	5,117,075	1,495,107

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Company paid PwC a total of $4,144,000 and $5,236,000 respectively, for professional services rendered for the years ended December 31, 2006 and 2005, broken down as follows (in thousands):

	2006	2005
Audit	$2,799	$3,865
Audit Related	$702	$431
Tax	$635	$737
All Other	$8	$203

Total	$4,144	$5,236

Audit fees were for professional services rendered in connection with the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, Sarbanes-Oxley Section 404 work, procedures performed in connection with the income tax provision, and assistance with the review of documents filed with the SEC.

Audit Related fees were for assurance and related services performed in connection with audits of the employee benefit plans and the Company’s charitable foundation, and consultations concerning financial accounting and reporting standards.

Tax fees were for services related to tax compliance, the preparation of certain tax returns and claims for refund, tax planning, and tax advice including assistance with and representation in tax audits and appeals.

All Other fees were for an on-line accounting research service.

One hundred percent of the Audit Related, Tax and All Other services for the year ended December 31, 2006 was approved by the Audit Committee.

PwC did not provide the Company with any information technology services relating to financial systems design and implementation for 2006.

Pursuant to its Charter, the Audit Committee has responsibility for the pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent auditors. The Audit Committee has adopted a policy for the approval of non-audit related services. At the beginning of the year, the Audit Committee reviews and approves any proposed audit and non-audit related services for the year and the associated costs. The Audit Committee also reviews at its meetings other audit and non-audit services proposed to be provided by the independent auditors. The Committee has delegated to the Chair the authority to grant pre-approvals if the Chair deems it necessary or appropriate to consider a pre-approval request without a meeting of the full Committee. Pre-approvals by the Chair are reviewed with the Committee at its next regularly scheduled meeting.

In considering the pre-approval of proposed audit or non-audit services by the independent auditors, management reviews with the Audit Committee a description of, and the budget for, the proposed service and the reasons that the independent auditors are being requested to provide the services, including any possible impact on the independence of the independent auditors. Additional Committee approval is required if the pre-approved services exceed the pre-approved budgeted amount for the services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below contains certain information about the only beneficial owners known to the Company as of March 9, 2007 of more than 5% of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent % of Class
Joint filing by:
AXA Financial, Inc. AXA Assurances I.A.R.D. Mutuelle AXA Assurances Vie Mutuelle AXA Courtage Assurance Mutuelle AXA (1) 1290 Avenue of the Americas New York, NY 10104	10,236,386	7.6

Goldman Sachs Asset Management, L.P. (2) 32 Old Slip New York, NY 10005	11,359,175	8.4

Wellington Management Company, LLP (3) 75 State Street Boston, MA 02109	16,790,505	12.45

(1)	This information as to the beneficial ownership of shares of Common Stock is based on the Schedule 13G filed jointly by AXA Financial, Inc., AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA with the Securities and Exchange Commission (“SEC”) on February 13, 2007. Such filing indicates that the companies jointly have sole voting power with respect to 7,426,918 of such shares, shared voting power with respect to 661,036 of such shares, sole dispositive power with respect to 10,228,891 of such shares and shared dispositive power with respect to 7,495 of such shares.
(2)	This information as to the beneficial ownership of shares of Common Stock is based on the Schedule 13G/A filed by Goldman Sachs Asset Management, L.P. with the SEC on February 9, 2007. Such filing indicates that Goldman Sachs has sole voting power with respect to 8,839,839 of such shares, sole dispositive power with respect to all of such shares, and does not have shared voting power or shared dispositive power with respect to any of such shares.
(3)	This information as to the beneficial ownership of shares of Common Stock is based on the Schedule 13G/A filed by Wellington Management Company, LLP with the SEC on February 14, 2007. Such filing indicates that Wellington does not have sole voting power or sole dispositive power with respect to any of such shares, has shared voting power with respect to 8,940,233 of such shares, and has shared dispositive power with respect to all of such shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 9, 2007, the beneficial ownership of shares of Common Stock of each Director, each Senior Officer named in the Summary Compensation Table above, and all Directors and Executive Officers of the Company, as a group.

Name	Shares of Common Stock Beneficially Owned	Shares Acquirable Upon Exercise of Options (2)	Total Shares Beneficially Owned (3)
Directors
Joseph W. Brown (1) (4)	975,322	2,500,000	3,475,322
David C. Clapp (4)	30,647	—	30,647
Gary C. Dunton (1)	484,570	1,022,155	1,506,725
Claire L. Gaudiani (4)	20,412	—	20,412
Daniel P. Kearney (4)	22,789	—	22,789
Laurence H. Meyer (4)	6,845	—	6,845
Debra J. Perry (4)	7,502	—	7,502
John A. Rolls (4)	44,022	—	44,022
Richard H. Walker (4)	1,602		1,602
Jeffery W. Yabuki (4)	3,544	—	3,544
Executive Officers (1)
Neil G. Budnick	136,517	152,000	288,517
C. Edward Chaplin	71,161	—	71,161
Mark S. Zucker	39,188	197,500	236,688
All of the above and other Executive Officers as a group	2,286,478	4,689,064	6,975,542

(1)	This number includes shares held by the Executive Officers under the Company’s exempt 401(k) Plan and includes restricted shares and stock units awarded annually to certain of the Executive Officers.
(2)	This column indicates the number of shares that are presently exercisable or will become exercisable on or before May 8, 2007 under the Company’s stock option program.
(3)	The percentage of shares of common stock beneficially owned by all Directors and Executive Officers as a group is 5.2% of the shares of common stock outstanding. Each Director and Executive Officer individually owns less than 1% of the shares of common stock outstanding, except for Messrs. Brown and Dunton, who own 2.6% and 1.1%, respectively.
(4)	This number includes (a) common stock equivalent deferral units held under the Company’s Amended and Restated Deferred Compensation and Stock Ownership Plan for Non-Employee Directors, and (b) restricted stock awarded under the Omnibus Plan. (See the discussion of these plans under “The Board of Directors and its Committees”).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Ownership of and transactions in the Company’s stock by Executive Officers and Directors of the Company are required to be reported to the Securities and Exchange Commission in accordance with Section 16 of the Securities Exchange Act of 1934. To the best of the Company’s knowledge, such required filings were made on a timely basis, except for the following:

Form 4 of C. Edward Chaplin filed January 3, 2007 to report two separate grants of restricted stock was amended on March 1, 2007 to revise the dates of the grants, which had been incorrectly reported due to an administrative oversight. The amendment corrected the dates of the grants to an earlier date, causing the original filing to be deemed late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 14, 2006, the Company announced that Richard H. Walker was elected a member of MBIA’s Board of Directors. Mr. Walker is the General Counsel of Deutsche Bank AG (“Deutsche Bank”), where he oversees Deutsche Bank’s Legal and Compliance departments worldwide.

Deutsche Bank is the parent company of a group consisting of banks, capital market companies, fund management companies, a property management company, installment financing companies, research and consultancy companies and other companies. It operates in the United States through its New York Branch and through its subsidiaries, which include Deutsche Bank Securities Inc., an SEC-registered broker-dealer.

Deutsche Bank has a number of business relationships with MBIA. Deutsche Bank is a lender to MBIA pursuant to its five-year $500 million revolving credit agreement. The size of Deutsche Bank’s commitment in this facility is $30 million, for which it earns a commitment fee of 7 basis points per year. As of December 31, 2006, no borrowings were outstanding under this facility. Deutsche Bank also provides a $128.5 million liquidity loan facility to Triple-A One Funding Corporation, an MBIA-sponsored commercial paper conduit. As of December 31, 2006, no borrowings were outstanding under this facility.

Additionally, Deutsche Bank and its affiliates may from time to time hold debt securities issued or insured by MBIA or its affiliates. Deutsche Bank’s capital markets subsidiaries from time to time have provided securities underwriting services to MBIA and its affiliates. MBIA has provided credit enhancement to a variety of asset securitization transactions which have been originated, sponsored or underwritten by Deutsche Bank and its subsidiaries. Additionally, MBIA and its affiliates may from time to time hold debt securities issued by Deutsche Bank or its affiliates. Deutsche Bank and MBIA also engage from time to time in a variety of derivative transactions, as well as transactions in securities and other financial assets. Any such transactions between Deutsche Bank and MBIA were undertaken in the ordinary course of business on terms prevailing in the market for transactions between unaffiliated parties.

As a result of their transactions with each other, as well as a result of their participation in transactions of third parties, Deutsche Bank and MBIA may, from time to time, have interests that are adverse to each other.

PROPOSALS FOR SHAREHOLDER APPROVAL RECOMMENDED BY THE BOARD

PROPOSAL 1: ELECTION OF DIRECTORS

All of MBIA’s directors are elected at each annual shareholders’ meeting for a one-year term. Shareholders will elect ten directors at the 2007 meeting to serve a term expiring at the 2008 annual meeting.

Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept the nomination or election as Director (an event not now anticipated), all proxies received will be voted for such other persons as the Board may recommend, unless the Board reduces the number of directors.

David C. Clapp

Mr. Clapp is the Lead Director and has served as Director of the Company since 1994. Mr. Clapp retired as a General Partner of Goldman, Sachs & Co. (investment bank) in 1994. From 1990 until late 1994, he was Partner-in-Charge of the Municipal Bond Department at Goldman Sachs & Co. Mr. Clapp is a member of the boards of Kent School, the New York Arthritis Foundation and Bard College. He is past Chairman of the Municipal Securities Rulemaking Board, Chairman Emeritus of the Board of Trustees of the Museum of the City of New York and Chair of the New York Arthritis Foundation. Age 69.

Gary C. Dunton

Mr. Dunton served as a Director of the Company from 1996 until early 1998 rejoining the Board in 1999. Mr. Dunton, who joined MBIA in early 1998, is President and Chief Executive Officer of the Company, a position to which he was named on May 6, 2004. He was named President in 1999 and Chief Operating Officer in 2000. Prior to joining MBIA, he was President of the Family and Business Insurance Group, USF&G Insurance, with which he had been associated since 1992. Prior to joining USF&G, he was responsible for Aetna Life & Casualty Standard Commercial Lines business. Age 51.

Claire L. Gaudiani

Dr. Gaudiani has served as a Director of the Company since 1992. Dr. Gaudiani has been a Professor at New York University since 2004. From 2000 to 2004, she was a Senior Research Scholar at the Yale Law School. From 1988 until June 2001, Dr. Gaudiani was President of Connecticut College. Dr. Gaudiani has also been President and CEO of the New London Development Corporation from 1997 to 2004 and continues on that Board. She also serves as a director of the Worcester Polytechnic Institute and the Henry Luce Foundation Inc. Age 62.

Daniel P. Kearney

Mr. Kearney has served as a Director of the Company since 1992. Mr. Kearney is currently a Financial Consultant and retired as Executive Vice President of Aetna Inc. (insurance company) in February 1998. Prior to joining Aetna in 1991, he served as President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board from 1989 to 1991. From 1988 to 1989, Mr. Kearney was a Principal at Aldrich, Eastman & Waltch, Inc., a pension fund advisor. Mr. Kearney was a Managing Director at Salomon Brothers Inc. (investment bank) in charge of the Mortgage Finance and Real Estate Finance departments from 1977 to 1988. He serves as a Director of Fiserv, Inc., MGIC Investment Corporation and the Joyce Foundation. Mr. Kearney served as Chair of the Compensation Committee of

Fiserv, Inc. until November 2005, before Mr. Yabuki, a director of the Company, became President and Chief Executive Officer of Fiserv, Inc. in December 2005. Age 67.

Laurence H. Meyer

Dr. Meyer has served as a Director of the Company since 2004. Dr. Meyer is currently Vice Chairman of Macroeconomic Advisers, which he joined in 2002. He is also a distinguished scholar at the Center for Strategic and International Studies and a board member for the National Bureau of Economic Research. Dr. Meyer also serves as senior adviser to the G-7 Group and is a fellow of the National Association of Business Economists. He was a member of the Board of Governors of the Federal Reserve System from 1996 to 2002. From 1969 to 1996, Dr. Meyer was a professor of economics and a former Chairman of the Economics Department at Washington University in St. Louis. Age 62.

David M. Moffett

Until February 27, 2007, Mr. Moffett was Vice Chairman and Chief Financial Officer of U.S. Bancorp. Mr. Moffett had served in these positions since the merger of Firstar Corporation and U.S. Bancorp in February 2001. Mr. Moffett retired as Vice Chairman and Chief Financial Officer of U.S. Bancorp on February 27, 2007 and will remain with U.S. Bancorp. in an advisory role to the President and Chief Executive Officer for up to one year from the date of his retirement. Prior to the merger of Firstar Corporation and U.S. Bancorp, he was Vice Chairman and Chief Financial Officer of Firstar Corporation, and had served as Chief Financial Officer of Star Banc Corporation from 1993 until its merger with Firstar Corporation in 1998. Mr. Moffett is a member of the Board of Directors of Building Materials Holding Corporation. In February 2007, Mr. Moffett was nominated to the Board of Directors of MBIA. Age 55.

Debra J. Perry

Ms. Perry has served as a Director of the Company since 2004. Ms. Perry worked at Moody’s Corporation from 1992 to 2004. Between 2001 and 2004, Ms. Perry was a Senior Managing Director in the Global Ratings and Research Unit of Moody’s Investors Service, Inc. where she oversaw the Americas Corporate Finance, Leverage Finance and Public Finance departments, which are responsible for ratings of all non-financial corporations in the Americas and for tax-exempt securities in the United States. From 1999 to 2001, Ms. Perry served as Chief Administrative Officer and Chief Credit Officer of Moody’s Corporation responsible for the credit policy, technology, human resources and communications functions. Prior to that, from 1996 to 1999, Ms. Perry was a Group Managing Director for Finance, Securities and Insurance rating groups. Ms. Perry is a member of the Board of Directors of Conseco, Inc. Age 55.

John A. Rolls

Mr. Rolls has served as a Director of the Company since 1995. Mr. Rolls has been President and Chief Executive Officer of Thermion Systems International since 1996. From 1992 until 1996, he was President and Chief Executive Officer of Deutsche Bank North America. Prior to joining Deutsche Bank, he served as Executive Vice President and Chief Financial Officer of United Technologies from 1986 to 1992. He is a Director of Bowater, Inc., FuelCell Energy, Inc. and Thermion. Age 65.

Richard H. Walker

Mr. Walker was elected to the Board in September 2006 in accordance with the Board’s power under the Company’s By-Laws to fill interim vacancies on the Board. Mr. Walker is currently the General Counsel of Deutsche Bank, where he oversees the Legal and Compliance Departments worldwide, a position he has held since November 2001. Prior to that, from May 1998 to September 2001, Mr. Walker was Director of the Division of Enforcement for the Securities and Exchange Commission (SEC) and from October 1991 to May 1998, he served as General Counsel and Northeast Regional Director of the SEC. Prior to that, from September 1976 to October 1991, Mr. Walker was with the New York office of Cadwalader, Wickersham & Taft, where he was a litigation partner specializing in corporate, securities and commercial litigation from 1983 to 1991. Age 56.

Jeffery W. Yabuki

Mr. Yabuki was elected to the Board in August 2005 in accordance with the Board’s power under the Company’s By-Laws to fill interim vacancies on the Board. In December 2005, Mr. Yabuki was appointed President and Chief Executive Officer of Fiserv, Inc., a provider of information management systems and services. Prior to that, Mr. Yabuki served as Executive Vice President since 2001 and as Chief Operating Officer since 2002 for H&R Block, Inc., a financial services firm. From 1999 to 2002, Mr. Yabuki served as the President of H&R Block International. From 1987 to 1999, Mr. Yabuki held various executive positions with American Express Company, a financial services firm, including President and Chief Executive Officer of American Express Tax and Business Services, Inc. Mr. Yabuki also serves as a director of PetSmart, Inc. and Fiserv, Inc. Age 47.

On January 11, 2007, the Company filed a Current Report on Form 8-K with the SEC announcing that Mr. Brown, who has served as Executive Chairman of the Company since May 2004 and was Chairman and Chief Executive Officer of the Company from 1999 until May 2004, informed the Board of Directors of the Company of his intention to not stand for re-election as a director of MBIA when his current term expires at the 2007 Annual Meeting, which is scheduled to be held in May 2007. Mr. Brown has been a member of the Board of Directors of the Company since 1990 and was previously a Board member from December 1986 through May 1989.

Subject to the election of Messrs. Gary Dunton and David Clapp as directors at the 2007 Annual Meeting, the Board expects to elect Mr. Dunton as Chairman of the Board of Directors and to designate Mr. Clapp to continue to serve as Lead Director, in each case until the Company’s 2008 Annual Meeting of Stockholders. In such capacity, Mr. Clapp will serve as acting Chairman of the Board in any Board meetings in which the Chairman does not participate and will preside at non-management director meetings. Shareholders or interested parties wishing to communicate with our Lead Director or with the non-management directors as a group may do so by contacting Mr. Clapp by regular mail sent to 85 Broad Street, 2nd Floor, New York, New York 10004.

The Company’s Board of Directors has determined in accordance with the independence standards set forth in the Company’s Corporate Governance Practices, that each Director named below is an Independent Director and that none of the Directors named below has any material relationships with the Company. Such Independent Directors are: David C. Clapp, Claire L. Gaudiani, Daniel P. Kearney, Laurence H. Meyer, Debra J. Perry, John A. Rolls, Richard H. Walker and Jeffery W. Yabuki. In addition, each of the Directors named in the foregoing sentence meets the definition of “Independent Director” set forth in the New York Stock Exchange Corporate Governance Listing Standards. These Independent Directors constitute a significant majority of the Company’s Board, consistent with the policy set out in the Company’s Corporate Governance Practices.

The Corporate Governance Practices include the following independence standards designed to assist the Board in assessing director independence. The terms “MBIA” and “the corporation” in the following standards refer to MBIA Inc.

“The Board shall consist of a significant majority of independent directors. Independent director means a director who:

•	is not a member of management or an employee and has not been a member of management or an employee within the last 5 years;

•	has no close family or similar relationship with a member of key management;

•	is not a lawyer, advisor or consultant to the corporation or its subsidiaries and does not have any personal service contracts with the corporation or its subsidiaries;

•

does not have any other relationship with the corporation or its subsidiaries either personally or through his or her employer which, in the opinion of the Board, would adversely affect the director’s ability to exercise his or her independent judgment as a director;

•	is not currently or has not been for five years a former employee of the independent auditor;

•	is not currently or has not been for five years an employee of any company whose compensation committee includes an officer of MBIA;

•	is not an immediate family member of either of the two previous categories.

Because the corporation is a major financial institution, outside directors or the companies they are affiliated with will sometimes have a business relationship with the corporation or its subsidiaries. Directors and companies with which they are affiliated are not given special treatment in these relationships. The Board believes that the existence of a business relationship is not, in and of itself, sufficient to disqualify a director from being considered an independent director. The materiality of the relationships and the director’s own ability to exercise independent judgment should be evaluated, and external criteria for independence, such as those promulgated by the Securities and Exchange Commission, should be considered.

To help maintain the independence of the Board, all directors are expected to deal at arm’s length with the corporation and its subsidiaries and to disclose circumstances material to the director which might be perceived as a conflict of interest. The corporation shall disclose publicly compliance with the requirement that a majority of its Board is comprised of independent directors.”

The Board is continuing to search for one additional Director. If a suitable candidate is found after the mailing of this proxy, the Board plans to elect him or her to the Board in accordance with its power under the Company’s By-Laws to fill interim vacancies on the Board.

Mr. Walker was recommended as a nominee to serve on the Board through a third-party search firm retained by the Nominating/Corporate Governance Committee to identify potential nominees to the Board. The recommendation was based on his credentials and extensive experience in financial services businesses and his general knowledge and experience in financial and legal matters. Mr. Walker met with the members of the Nominating/Corporate Governance Committee, who recommended that his candidacy be considered by the full Board. Mr. Walker also met with the Executive Chairman and the Chief Executive Officer. The full Board approved Mr. Walker’s nomination and, after attending and observing a meeting of the Board, Mr. Walker accepted the nomination. The Board then elected Mr. Walker in September 2006 in accordance with the Board’s power under the Company’s By-Laws to fill interim vacancies on the Board.

Mr. Moffett was also recommended as a nominee to serve on the Board through a third-party search firm retained by the Nominating/Corporate Governance Committee to identify potential nominees to the Board. The recommendation was based on his credentials and extensive experience in financial services businesses and his general knowledge and experience in financial matters. Mr. Moffett met with the members of the Nominating/Corporate Governance Committee, who recommended that his candidacy be considered by the full Board. Mr. Moffett also met with the Executive Chairman and the Chief Executive Officer. The full Board approved Mr. Moffett’s nomination and, after attending and observing a meeting of the Board, Mr. Moffett accepted the nomination. Mr. Moffett is standing for election at the 2007 annual meeting of shareholders.

The Board of Directors recommends unanimously that you vote FOR this proposal to re-elect nine incumbent Directors and to elect Mr. Moffett as a new Director.

Vote is necessary to elect Directors.

Vote required: Directors are elected by a plurality of the votes cast.

PROPOSAL 2: SELECTION OF INDEPENDENT AUDITORS

Since its founding in 1986, MBIA has used PricewaterhouseCoopers LLP (PwC) as its independent auditor. From 1974 to 1986, PwC served the same role for MBIA’s predecessor organization, the Municipal Bond Insurance Association. During 2006, PwC examined the accounts of the Company and its subsidiaries and also provided tax advice and other services to the Company in connection with its Securities and Exchange Commission filings. In accordance with its practice of periodically rotating audit engagement partners, in 2003 PwC assigned a new audit engagement partner to oversee PwC’s audit of MBIA’s financial statements.

Upon recommendation of the Audit Committee, the Board has appointed PwC as the independent auditors of the Company for 2007, subject to shareholder approval.

We expect that one or more representatives of PwC will be available at the Annual Meeting to make a statement, if desired, and to answer questions from those shareholders present.

Vote Necessary to Hire PwC as Auditors

The approval to hire PricewaterhouseCoopers LLP as independent auditors for the Company requires the affirmative vote of a majority of all shares of Common Stock of the Company in person or represented by proxy and entitled to vote at the Annual Meeting of Shareholders. Abstention from voting on the proposal will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome.

The Board of Directors recommends unanimously that you vote FOR this proposal to hire PricewaterhouseCoopers LLP as independent auditors for the Company.

OTHER MATTERS/SHAREHOLDER PROPOSALS

The Board knows of no other business to be brought before the meeting other than what is set forth above. If other matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters using their own discretion.

Shareholder proposals intended for inclusion in the proxy materials for the Company’s 2008 Annual Meeting of Shareholders must be received by the Company’s Secretary no later than November 30, 2007, which is 120 days prior to the anniversary of the mailing date for this proxy statement. Under the terms of the Company’s By-Laws, shareholders who wish to present an item of business at the 2008 Annual Meeting must provide notice to the Secretary of the Company at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the Annual Meeting (or if the Company does not publicly announce its annual meeting date 70 days in advance of such meeting date, by the close of business on the tenth day following the day on which notice of the Meeting date is mailed to shareholders or publicly made).

If the Company does not receive notice of an item of business to be presented at the Annual Meeting before February 13, 2007 (45 days prior to the anniversary of the mailing date of this year’s proxy statement), then the Company retains discretion to vote proxies for or against any such item as the Board of Directors sees fit.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Securities and Exchange Commission permits companies to send a single copy of their annual report and proxy statement to any household at which two or more shareholders reside if it appears that they are members of the same family. Each shareholder residing in the same household, however, will continue to receive a separate proxy card or voting instruction form. This procedure, referred to as “householding,” is intended to reduce the volume of duplicate information that shareholders receive and reduce mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement now or in the future, he or she may telephone toll-free 1-800-542-1061 or write to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Shareholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting ADP at the address set forth above, if they are record holders.

By Order of the Board of Directors,

Ram D. Wertheim
Secretary

Exhibit A

MBIA INC. BOARD

CORPORATE GOVERNANCE PRACTICES

The following are MBIA Inc.’s corporate and governance practices for its Board of Directors. Such practices are subject to the Connecticut Business Corporation Act and the By-laws of MBIA Inc., as shall be amended from time to time.

A.	THE ROLE OF THE BOARD OF DIRECTORS

1.	Direct the Affairs of the Corporation for the Benefit of Shareholders

The primary responsibility of a director is to oversee the affairs of the corporation in the best interests of the stockholders, while day-to-day operation of the corporation is the responsibility of management. The directors and management have a primary responsibility to the shareholders of the corporation in carrying out their duties, but each also must consider the fiduciary responsibility of the corporation to the beneficiaries of the insurance policies issued by its insurance subsidiaries. Additionally, the directors should be sensitive to the needs of stakeholders such as employees, customers, creditors, suppliers and the community in evaluating the affairs of the corporation.

2.	Advise and Participate in Long-Range Strategy Development

Board members provide advice to management on matters relating to the corporation’s business at Board meetings and in other less formal settings, such as telephone calls and small meetings.

Long-range strategic issues, including the material risks associated with strategic initiatives, should be discussed as a matter of course at regular Board meetings, but given the complexity of the organization and the level of change in the industry, it is important to hold periodic multi-day off-site meetings devoted solely to discussion of strategic issues. The frequency of such off-site meetings will vary with changes in the business environment and the organization, but it is the current view of the Board that such meetings should be held approximately every two years, subject to the needs of management or the Board.

3.	Review and Approve Financial Goals/Performance

The Board reviews and approves the three-year rolling operating and strategic plan and its specific goals at the start of the fiscal year. The plan will contain quarterly financial performance that will be reviewed several times per year versus results. The Board also believes it is important to establish and evaluate longer-term objectives so as not to overly emphasize short-term performance. The plan will discuss material risks consistent with the Board approved Risk Tolerance Policy.

4.	Ethical Business Environment/Compliance with Legal and Regulatory Mandates

The long-term success of the corporation is dependent upon the maintenance of an ethical business environment that focuses on adherence to both the letter and the spirit of regulatory and legal mandates. The Audit Committee receives reports from internal and external auditors and compliance officers on these matters, as well as other reports from management, as appropriate. The Board receives reports from the Audit Committee and from management periodically. The Board expects that Board and committee agendas and materials and other information will flow to the Board and will be established with legal/regulatory requirements in mind.

5.	CEO Performance Evaluation

CEO performance should be evaluated annually.

The evaluation process is led by the Chairman of the Compensation and Organization Committee who solicits information from all directors. In addition, the Compensation and Organization Committee reviews the CEO’s salary, variable compensation and other compensation against market standards. The Compensation and Organization Committee recommends the appropriate level of such items to the Board for approval in the absence of the CEO, at the same meeting as the CEO evaluation discussion takes place.

The evaluation of the CEO should be a comprehensive process, based on both qualitative and quantitative factors, including actual performance of the business, accomplishment of long-term business and financial goals, positioning of the corporation for the future, promoting the highest level of governance, risk management and business practices (including compliance with all laws and regulations), development of management, stewardship of the enterprise and effective Board communication and interaction.

6.	Succession Planning/Compensation of Key Executive Officers/Corporate Compensation and Benefits

The Board and the Compensation and Organization Committee share these responsibilities. The Board has delegated responsibility to the Compensation and Organization Committee to review and advise on management succession (excluding CEO succession which is done by the Board) issues. The Compensation and Organization Committee annually reviews the performance and commensurate compensation of the senior team and makes recommendations to the full Board. The Board has an established practice of having the CEO review with the Compensation and Organization Committee every year, the abilities of key senior managers, the CEO’s views on management succession (excluding CEO succession) and the CEO’s views on the program for management development. The Compensation and Organization Committee then reports to the Board. Appointments to the CEO’s senior management team are reviewed by the Compensation and Organization Committee of the Board.

To the extent permitted by law, the Compensation and Organization Committee establishes, amends, modifies and administers compensation and benefit plans for the corporation. It also sets general parameters of compensation levels and benefits for all employees and recommends compensation and benefits for officers on the CEO’s senior management team to the Board, which approves it. Shareholders must have an opportunity to vote on all equity compensation plans.

B.	MEETINGS OF THE BOARD OF DIRECTORS

1.	Chairman of the Board and CEO

The Board will determine from time to time whether the Chairman of the Board and CEO positions can be held by the same individual, depending on what it believes is in the best interest of the corporation.

2.	Lead Director

Role of Lead Independent Director

The Board shall be responsible for appointing the Lead Director to coordinate the activities of the other non-management directors. The Lead Director will develop the agendas for and serve as Chairman of the executive sessions of the Board’s non-employee directors. The Lead Director provides the CEO/Chairman with input as to the preparation of the agendas for the Board of Directors’ meetings and advises the CEO/Chairman as to the Board’s view of the quality, quantity, and timeliness of the information submitted by the Corporation’s management that is necessary or appropriate for the non-management directors to effectively and responsibly perform their duties. The Lead Director is expected to attend meetings of all Board Committees periodically.

3.	Frequency of Meetings

The Board should meet frequently, given the size and complexity of the business, regulatory mandates for director review of various matters, and the changing industry environment. The number of scheduled Board meetings should vary with circumstances and that special meetings should be called as necessary. As a general matter a meeting schedule of five to six times per year, as determined by the Board and management, is appropriate. While the Board recognizes that directors discharge their duties in a variety of ways, including personal meetings and telephone contact with management and others regarding the business and affairs of the corporation, it is the responsibility of individual directors to make themselves available to attend both scheduled and special Board and committee meetings on a consistent basis with the expectation that each director shall attend at least 75% of such meetings.

4.	Executive Sessions

Independent directors should meet in executive session regularly. Some of the executive sessions should be with the CEO, and some should be in the absence of the CEO and any other inside directors or management officials. It is the intent of the Board to hold executive sessions in conjunction with most Board meetings. It is the policy of the Board for independent directors to meet in executive session, in the absence of the CEO, and such executive sessions should occur at least three times a year.

All of the committees may meet in executive session, as circumstances warrant. At the committee’s discretion, the CEO or other members of management may be requested to meet with the committee during these executive sessions. At least once a year, the Audit Committee meets in executive session with the outside auditors, without the presence of management.

5.	Attendance of Non-Directors at Meeting

The CEO’s senior team will be present and participate as required in all Board meetings. The CEO should have discretion to invite members of management to the meetings of the Board.

6.	Agendas and Presentations

The agenda for each Board meeting should be established by the Chairman of the Board and the agenda for each committee meeting should be established by the Chairman of each committee. The CEO and other senior managers should facilitate the setting of the agenda taking into account suggestions of Board members. Board members are encouraged to suggest the inclusion of particular items on such agendas, and the CEO, from time to time, should ask directors for their suggestions or opinions on possible agenda items. The CEO and senior managers should determine the form of each presentation to the Board and the person to make such presentation. However, it is important that line and support unit managers make presentations to the Board from time to time, to permit the Board to meet these officers in person.

7.	Information Flow

The Board should receive information that would facilitate understanding presentations, discussions and issues covered at each meeting, in writing and sufficiently in advance of the meeting to permit appropriate review.

8.	Orientation of New Directors

A newly elected director shall be provided with an orientation program designed to educate the new director about the corporation, its policies and procedures and its business activities. As part of the orientation, the new director should meet with the CEO, the President, the Chief Financial Officer, the Chief Risk Officer, the Nominating/Corporate Governance Committee and other selected senior managers of the corporation.

9.	Board Effectiveness Review

It is appropriate for the Board to review annually its own effectiveness, including its corporate governance policies and practices. The Nominating/Corporate Governance Committee will generally assume this responsibility and report to the Board the results of its analysis and any recommendations following each such review. All directors are free to suggest improvements to the Board’s practices at any time and are encouraged to do so. In addition, at least once every five years, the Board will retain the services of an outside expert that specializes in corporate governance to evaluate the Board’s effectiveness as a Board, including its corporate governance policies and practices.

10.	The directors should have access to management and independent advisors.

C.	BOARD STRUCTURE

1.	Majority of Independent Directors

The Board shall consist of a significant majority of independent directors. Independent director means a director who:

•	is not a member of management or an employee and has not been a member of management or an employee within the last 5 years;

•	has no close family or similar relationship with a member of key management;

•	is not a lawyer, advisor or consultant to the corporation or its subsidiaries and does not have any personal service contracts with the corporation or its subsidiaries;

•

does not have any other relationship with the corporation or its subsidiaries either personally or through his or her employer which, in the opinion of the Board, would adversely affect the director’s ability to exercise his or her independent judgment as a director;

•	is not currently or has not been for five years a former employee of the independent auditor;

•	is not currently or has not been for five years an employee of any company whose compensation committee includes an officer of MBIA;

•	is not an immediate family member of either of the two previous categories.

Because the corporation is a major financial institution, outside directors or the companies they are affiliated with will sometimes have a business relationship with the corporation or its subsidiaries. Directors and companies with which they are affiliated are not given special treatment in these relationships. The Board believes that the existence of a business relationship is not, in and of itself, sufficient to disqualify a director from being considered an independent director. The materiality of the relationships and the director’s own ability to exercise independent judgment should be evaluated, and external criteria for independence, such as those promulgated by the Securities and Exchange Commission, should be considered.

To help maintain the independence of the Board, all directors are expected to deal at arm’s length with the corporation and its subsidiaries and to disclose circumstances material to the director which might be perceived as a conflict of interest. The corporation shall disclose publicly compliance with the requirement that a majority of its Board is comprised of independent directors.

2.	Size of the Board

The size of the Board will be increased or decreased to reflect the workload of the Board and the availability of qualified directors but will stay within the range of eight to 12 members.

3.	Director Retirement Age/Term Limits

The Board has established a retirement policy for directors, which it feels is appropriate for current circumstances. Under that policy, no person who has attained the age of 70 years shall be nominated to be a director. The Board may grant waivers regarding this policy. Periodically the Nominating/ Corporate Governance Committee will review the retirement policy to help assure that it remains appropriate in light of the corporation’s needs. The Nominating/Corporate Governance Committee shall regularly review incumbent directors and the strengths and weaknesses of the Board as a whole.

4.	Director Appointments

Directors should be nominated for Board approval by the Nominating/Corporate Governance Committee, consisting entirely of outside directors. The Board expects the Nominating/Corporate Governance Committee to consider the views of the CEO in making appointments. However, it is the Nominating/Corporate Governance Committee’s responsibility to make director recommendations to the full Board for submission to the shareholders at the annual meeting. Before election to the Board, a candidate for election to the Board should meet with the members of Nominating/Corporate Governance Committee, the Lead Director, the CEO and the corporation’s outside advisors to obtain information about the corporation. A candidate for election to the Board should also be provided with and review carefully all relevant public information about the corporation.

Directors should be individuals with substantial accomplishments, who have been associated with institutions noted for excellence, and who have broad experience and the ability to exercise sound business judgment. In selecting directors, the Board generally seeks a combination of active or former senior business executives of major complex businesses (from different industry sectors), leading academics, and individuals with substantial records of business achievement or government service or other leadership roles in the not-for-profit sector including individuals with specific knowledge and experience relevant to the corporation’s business. Board selections should reflect sensitivity to diversity. Directors who change their primary job responsibilities are required to offer to resign from the Board, but should not necessarily be required to resign. Such an offer of resignation will be reviewed by the Nominating/Corporate Governance Committee, with a recommendation from the CEO.

5.	Service of Former MBIA Management on the Board

Retired officers of MBIA should not serve on its Board. However, upon retiring from the company, the Board may defer any management resignation from the Board for a period of time as it deems appropriate.

6.	Director Evaluation

The Nominating/Corporate Governance Committee should review incumbent directors as part of the annual nomination process and in the context of the committee’s overall review of the strengths and weaknesses of the Board as a whole. The committee will review each individual incumbent director with respect to a variety of factors, including his or her attendance, participation in the work of the Board and overall contribution to the Board. As part of this review, at least once every two years, each Director shall be required to provide an evaluation of each other Director in the manner prescribed by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will take appropriate action to effect changes in incumbent directors if, in the opinion of the committee after discussion with the CEO, any director is not contributing to the work of the Board.

7.	Director Compensation

The level of director compensation should generally be competitive with that paid to directors of similar sized and situated corporations in the United States. The Nominating/Corporate Governance Committee is responsible for making recommendations to the full Board with respect to director compensation. The full Board approves director compensation and benefits programs.

8.	Stock Ownership

Within four years of first being elected, a director is expected to own at least a value equal to five times their annual base retainer fee worth of shares in the corporation, including shares owned pursuant to the Deferred Compensation and Stock Ownership Plan for Non-Employee Directors or under the restricted stock compensation plan.

9.	Other Directorships

In order to ensure that Directors can dedicate an appropriate amount of time to their responsibilities as directors, Directors can only serve on two additional Boards as long as they are employed on a full-time basis or otherwise on four additional Boards (in each case not including philanthropic Boards).

10.	Director Training.

Each Director is required to participate in relevant training programs at least once every two years, which may include training in topics related to corporate governance or in topics that are otherwise relevant to the corporation’s business.

D.	COMMITTEES OF THE BOARD

1.	Number and Types of Committees

Committees should be created and disbanded depending on the particular needs of the Board, issues facing the corporation, and regulatory/legal requirements. The current standing committees of the Board are the Executive Committee, the Finance Committee, the Credit Risk Committee, the Compensation and Organization Committee, the Audit Committee, and the Nominating/Corporate Governance Committee. The CEO is responsible for making recommendations to the Nominating/ Corporate Governance Committee regarding the committee structure, but directors are free to make suggestions of committees at any time and are encouraged to do so. The Board also expects that the committee structure would be one of the matters considered by the Nominating/Corporate Governance Committee from time to time as part of its review of overall Board effectiveness. Any Audit Committee member who serves on three other audit committees must be approved by the Board. This status must be disclosed in the Annual Proxy Statement. Audit Committee members may receive only director fees as compensation. Their director fees may be greater than those of other Board members to compensate them for the significant time and effort of serving on the committee. Board members associated with major stockholders may not chair or be a member of the Audit Committee. Major stockholders are defined as owning 20% of the corporation’s equity. The charters of the Audit, Compensation and Organization and Nominating/Corporate Governance Committees are included at the end of the Principles.

2.	Assignment and Rotation of Committee Members/Outside Directors on Certain Committees

The CEO should recommend committee appointments to Nominating/ Corporate Governance Committee, which will then submit recommendations for approval to the full Board. The Board expects that assignments should be rotated periodically. The Audit Committee and the Compensation and Organization Committee should be comprised solely of outside directors.

3.	Committee Meetings

In consultation with each committee Chairman, the CEO will recommend a yearly committee meeting schedule for all standing committees and agendas for each meeting. The schedule and meeting content are expected to assure that the committees meet regularly and as needed to accomplish their responsibilities.

4.	Committee Reports

A report of each committee meeting will be presented to the full Board at the Board meeting subsequent to each committee meeting.

Revised 11/09/06

Exhibit B

MBIA Inc.

Audit Committee Charter

Purpose of the Audit Committee

The Audit Committee is appointed by the Board of Directors of MBIA Inc. (the “Company”) to assist the Board of Directors in monitoring:

1.	The integrity of the financial statements of the Company and of other material financial disclosures made by the Company

2.	The qualifications and independence of the Company’s independent auditor

3.	The performance of the Company’s internal audit function and independent auditor

4.	The Company’s compliance policies and procedures and its compliance with legal and regulatory requirements

5.	The performance of the Company’s operational risk management function

In addition, the Audit Committee shall prepare the report of the Audit Committee required to be included in the Company’s annual proxy statement under the rules of the U.S. Securities and Exchange Commission (the “SEC”).

While the Audit Committee has the responsibilities and powers set forth in this Charter, the function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the Company’s internal audit department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for planning and carrying out proper annual audits and quarterly reviews of the Company’s financial statements.

In fulfilling their responsibilities under this Charter, it is recognized that the members of the Audit Committee are not full-time employees of the Company and, accordingly, it is not the duty or responsibility of the Committee or its individual members to conduct auditing or accounting reviews or procedures or to certify the Company’s financial statements or the independent auditors work. Each member of the Audit Committee shall be entitled to rely on the information, opinions, reports or statements, including financial statements and other financial data prepared or presented by officers or employees of the Company, its legal counsel, independent accountants or other persons with professional or expert competence.

Committee Composition, Membership and Voting

The Audit Committee shall consist of at least three members, each of whom the Board of Directors deems: (1) independent as defined under applicable SEC and New York Stock Exchange (“NYSE”) rules; and (2) qualified to perform the functions of an audit committee member pursuant to the requirements of the NYSE. At least one member of the Audit Committee must be a financial expert as defined by the SEC.

No director may serve as a member of the Audit Committee if he or she serves on the audit committee of more than two other public companies, unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. Members of the Audit Committee shall serve at the pleasure of the Board of Directors and for such terms as the Board of Directors shall determine.

Any action requiring approval by the Audit Committee shall require the approval of a majority of the members attending the related meeting or, if such action is taken by written consent, by a majority of the members of the Committee.

Committee Meetings, Reports and Authority

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. In the course of performing its functions, the Audit Committee shall make regular reports to the Board of Directors.

To perform its functions, the Audit Committee shall have the independent authority: (1) to retain independent legal, accounting or other advisors to advise the Audit Committee; and (2) to receive appropriate funds as determined by the Audit Committee from the Company for payment of compensation to the outside legal, accounting or other advisors employed by the Audit Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel, independent auditor or other advisers to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee and to provide such information as the Audit Committee may deem necessary or reasonable.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more members of the Committee, which may also include other members of the Board of Directors as may be designated by the Board of Directors, when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. Pre-approvals of permitted non-audit services are subject to the de minimis exceptions described in Section 10(A)(i)(l)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent auditors, including the resolution of any disagreements between management and the independent auditors regarding financial reporting. The independent auditors will report directly to the Audit Committee.

The Audit Committee shall be responsible for all matters for which the NYSE or the SEC requires an audit committee to assume responsibility from time to time and shall have the powers necessary to fulfill such responsibilities.

In performing its functions, the Audit Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute to and implement the purposes of the Audit Committee. The following functions are some of the common recurring activities of the Committee in carrying out its oversight responsibility.

1.	Financial Statements and Disclosure Matters

1.	Review and discuss with management and the independent auditor the Company’s annual audited financial statements and the report of the independent auditor required by Section 10A(k) of the Exchange Act, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations as well as any major issues as to the adequacy of the Company’s internal controls (including management’s internal control report prepared in accordance with the SEC’s rules under Section 404 of the Sarbanes-Oxley Act) and any special audit steps adopted in light of significant deficiencies and/or material weaknesses. As part of this review, the Audit Committee will also review the Company’s loss reserves, loss reserve methodology, and the credits on the Company’s classified list. IPM will report to the Committee any new reserves or change to existing reserves in excess of $10 million.

2.	Review any analysis prepared by management or the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of the effect of alternative GAAP methods on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

3.	Review with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements.

4.	Review with management and the independent auditor the Company’s quarterly financial statements including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

5.	Review earnings and other material press releases related to accounting or financial matters (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP information), and review financial information and earnings guidance delivered to analysts and rating agencies to the extent such information is different from the information provided to the Audit Committee.

6.	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management. Ensure that the Company maintains Audit and Accounting Policy manuals that contain appropriate accounting principles, policies and practices.

2.	Oversight of the Company’s Relationship with its Independent Auditor

7.	Have the sole and direct responsibility and authority for the appointment, compensation, retention and oversight of the work of each independent auditor engaged by the Company and its subsidiaries for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and each such independent auditor shall report directly to the Committee.

8.	Review annually, the experience and qualifications of the senior members of the independent auditor team and the internal quality control procedures of the independent auditor. Assure that rotation of both the lead partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit occurs every five years.

9.	Obtain and review, at least annually, a report by the independent auditor describing: (1) such auditor’s internal quality control procedures; and (2) material issues, if any, raised in its most recent quality control or peer review or by inquiries or investigations by governmental or professional authorities within the previous five years and the steps taken to deal with such issues.

10.	Subject to the de minimis exceptions of Section 10A(i) of the Exchange Act and the SEC rules promulgated thereunder, have sole authority to approve the retention of the independent auditor for any permitted nonaudit service and the fee for such service.

11.	Obtain and review, at least annually, a report from the independent auditor regarding such auditor’s independence and all relationships between the independent auditor and the Company, discuss such reports with the auditor, consider whether the provision of non-audit services is compatible with maintaining the auditor’s independence and, if deemed necessary by the Audit Committee, recommend that the Board of Directors take appropriate action to satisfy itself of the independence of the auditor.

12.	Terminate the independent auditor, such responsibility being solely that of the Audit Committee.

13.	Review with the independent auditor any significant consultation the engagement team had with its national office; speaking directly to the independent auditor’s national office, if necessary.

14.	Meet with independent auditor prior to the audit to review the scope, planning and staffing of the audit, acknowledging that it is the auditor’s responsibility to plan the scope, nature and timing of work to support its audit opinion.

15.	Obtain from the independent auditor assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act and no action under Section 10A(b) of the Securities Exchange Act of 1934 has been initiated.

16.	Discuss with the independent auditor (out of the presence of management if necessary) the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

17.	Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

18.	Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

19.	Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and management’s response to that letter. Such review should include any difficulties encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management. The review should also include a discussion of the responsibilities, budget and staffing.

3.	Performance of the Company’s internal audit function and independent auditor

20.	Review the reports of the Company’s internal auditor and management’s response thereto.

21.	Review the Company’s internal Audit Plan annually to ensure that it identifies and addresses major areas of risk.

22.	Review and approve the Internal Audit financial budget including all internal and external costs.

23.	Review the internal controls of the Company and the qualifications, activities and organizational structure and performance of the Company’s internal Audit Department and review the appointment and replacement of the senior internal auditing executive made by the Company. Review and approve, annually, the senior internal auditing executive’s performance and compensation in coordination with the Company’s management. Meet, at least quarterly, separately in executive session with the independent auditors, the Chief Financial Officer and the senior internal auditing executive.

4.	Compliance with Legal and Regulatory Requirements

24.	Review with the Company’s General Counsel and Chief Compliance Officer all legal compliance matters and any legal matter that could have a material impact on the Company’s financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or government agencies.

25.	Obtain periodic reports from General Counsel or Chief Compliance Officer with respect to the Company and the Company’s domestic and foreign subsidiaries’ and affiliates’ compliance with applicable legal requirements and the Company’s code of ethical conduct, including disclosure of insider and affiliated party transactions.

26.	Review the Company’s Enterprise Compliance Risk policies and procedures. Enterprise Compliance Risk is the risk of (i) civil or criminal liability or the imposition of any other legal or regulatory sanction by a court or regulatory agency on the Company or any of its subsidiaries, and any related financial loss or liability; and (ii) disruption of the Company’s business operations or damage to the Company’s reputation or relationship with rating agencies, regulators, clients or shareholders resulting from a failure to comply with applicable laws and regulations, internal compliance policies and procedures or from the failure to maintain and adhere to ethical business standards and practices.

27.	Conduct special investigations as may be deemed advisable by the Audit Committee or the Board and engage special legal, accounting or other consultants to help advise the Audit Committee in connection with such investigations. The results of these investigations are to be reported to the full Board.

28.	Review the material findings of examinations conducted by any regulatory agencies and report the results of such findings to the full Board.

5.	Performance of the Company’s Operational Risk Management function

29.	Review the Company’s Operational Risk management reports.

30.	Review the Company’s Enterprise Operational Risk plan annually to ensure that it identifies and addresses major areas of operational risk. Enterprise Operational Risk is the risk of direct or indirect financial loss or liability, a material disruption of the Company’s business operations or damage to the Company’s reputation or relationship with the rating agencies, its regulators, its clients or its shareholders resulting from inadequate or failed internal processes, people, and systems or from external events. Operational risk includes those risks which are embedded in the processes and procedures the company uses to execute its business objectives and strategies. At a threshold level, however, it does not include credit, market, liquidity or insurance risks, though an operational failure could result in a loss in any one of these areas.

6.	Other Responsibilities

31.	Meet separately in executive session with any officer or employee of the Company or the Company’s outside counsel as necessary to fulfill the Audit Committee’s responsibilities.

32.	Review all intercompany guarantees and other material intercompany transactions involving MBIA Inc. or any of its subsidiaries not falling within established investment policies and written guidelines or in the ordinary course of business.

33.	Review the Company’s Antifraud Plan annually, including the identification of potential fraud risk, fraud protection and fraud detection methods.

34.	Set the hiring policies of the Company for employees or former employees of the independent auditors.

35.	Review and discuss with the CEO and CFO the procedures undertaken in connection with the CEO and CFO certifications for Form 10-Ks and Form 10-Qs, including their evaluation of the Company’s disclosure controls and procedures and internal controls.

36.	Undertake and review with the Board of Directors an annual performance evaluation of the Audit Committee, which shall compare the performance of the Audit Committee with the requirements of this Charter and set forth the goals and objectives of the Audit Committee for the upcoming year. The performance evaluation by the Audit Committee shall be conducted in such manner as the Board deems appropriate.

37.	Review the adequacy of this Charter at least annually and make any recommended changes to the Board of Directors for consideration and approval.

38.	Perform such other duties as may be delegated to the Audit Committee by the Board or as may be consistent with this Charter or the Company’s By-Laws.

Approved May 4, 2006

113 King Street Armonk, NY 10504

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MBIA Inc.
The Board of Directors Recommends a Vote
“FOR” Items 1-2
		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of directors:		☐	☐	☐
01) David C. Clapp 06) David M. Moffett
02) Gary C. Dunton 07) Debra J. Perry
03) Claire L. Gaudiani 08) John A. Rolls
04) Daniel P. Kearney 09) Richard H. Walker
05) Laurence H. Meyer 10) Jeffery W. Yabuki

							For	Against	Abstain

2. Approval of Appointment of PricewaterhouseCoopers LLP as independent auditors.							☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

For address changes, please check this box and write them on the back where indicated.		☐

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS

Thursday May 3, 2007

10:00 A.M.

CORPORATE HEADQUARTERS

113 King Street

Armonk, NY 10504

You can view the Annual Report and Proxy Statement on the Internet at http://investor.mbia.com.

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	113 King Street Armonk, NY 10504	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of MBIA Inc. on May 3, 2007.

The undersigned hereby appoints David C. Clapp and John A. Rolls and each of them, the proxies and agents of the undersigned, each with power of substitution, to vote all shares of Common Stock of MBIA Inc. (“the Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at MBIA Inc., 113 King Street, Armonk, New York, on Thursday, May 3, 2007, at 10:00 A.M. (EDT), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting and hereby ratifying and confirming all that said proxies and agents or their substitutes or any of them may lawfully do by virtue hereof, upon the matters listed on the reverse side, as described in the MBIA Inc. Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

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(If you noted any Address Changes, please mark corresponding box on the reverse side.)

See reverse for voting instructions.

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